UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

REGISTRATION STATEMENT
ON
FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HOMELAND INTEGRATED SECURITY SYSTEMS, INC.
(Name of small business issuer in our charter)

Florida
(State or other jurisdiction of incorporation or organization)

3822	20-2149269
(Primary standard industrial	(I.R.S. Employer
classification code number)	Identification No.)

One Town Square Boulevard, Suite 347
Asheville, North Carolina 28803
(828) 681-5152 Office
(828) 681-9501 Fax
(Address and telephone number of principal executive offices)

Frank A. Moody, II
President
Homeland Integrated Security Systems, Inc.
One Town Square Boulevard, Suite 347
Asheville, North Carolina 28803
(828) 681-5152 Office
(828) 681-9501 Fax
(Name, address and telephone of agent for service)

Copies to:

John Hanzel, Esquire
19425-G Liverpool Parkway
Cornelius, North Carolina 28031
(704) 892-1375 Office
(704) 892-5784 Fax

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

Title of each class of securities to be registered	Amount to be Registered	Proposed maximum Offering price per Share (1)	Proposed maximum Aggregate offering Price(1)	Amount of Registration Fee (1)

Common Stock ($.00001 par value)	100,000,000 (2)	$.50	$50,000,000	$5,350.00
Common Stock ($.00001 par value)	27,000,000 (3)	$.06	$1,620,000	$173.34
Common Stock Underlying Options	60,000,000 (4)	$.06	$3,600,000	$385.20

Totals	187,000,000		$55,220,000	$5,908.54

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457, based upon the proposed public offering price per share of common stock.

(2)	100,000,000 shares proposed to be offered by the Registrant.

(3)	27,000,000 shares proposed to be offered by selling shareholders.

(4)	60,000,000 shares underlying options exercisable at $.10 per share proposed to be offered by selling shareholders.

The information in this prospectus is not complete and may be changed. Our company and the selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

187,000,000

HOMELAND INTEGRATED SECURITY SYSTEMS, INC.

COMMON STOCK

Homeland Integrated Security Systems, Inc. (“HISC,” “we,” “us,” “our”) is offering for sale up to 100,000,000 shares of our common stock, $.00001 par value per share, at an initial offering price of $.50 per share of common stock. The offering will commence on the date of this prospectus and will continue until all shares are sold. There is no minimum offering amount. We intend to offer the shares to the public through our officers and directors who will not be paid any commissions. We may pay participating brokers a commission of up to the maximum allowable rate. Assuming all 100,000,000 shares are sold at $.50 per share, we would recognize gross proceeds of $50,000,000, before participating brokers' commissions.

Selling security holders are offering for sale 27,000,000 shares of common stock at a price of $.06 per share and holders of options to purchase shares of common stock exercisable at $.05 per share may exercise those options and offer for sale 60,000,000 shares of the underlying common stock at a price of $.10 per share (together being our “selling security holders”). The selling security holders are expected to offer and sell their shares through their own securities broker-dealers or in private transactions. See-“Plan of Distribution.” The selling security holders may sell their shares at market prices or privately negotiated prices. Assuming all these shares are sold at an assumed market price on the date of this prospectus of $.06 per share, the selling security holders, as a group, would receive gross proceeds in the aggregate of $1,620,000, before broker-dealer commissions or concessions, which at the date of this prospectus the selling security holders are unable to determine and which can be expected to vary from transaction to transaction and selling security holder to selling security holder. In addition, assuming that all of the options are exercised, we would recognize gross proceeds of $6,000,000. Selling security holders may continue to offer the shares until sold, as long as we maintain a current prospectus to cover the sales. We will not receive any proceeds from sales of shares by the selling security holders. Selling security holders and brokers effecting transactions in our common stock on their behalf may be deemed to be “underwriters”, as defined in the Securities Act of 1933, as amended.

Our common stock is quoted on the pink sheets under the symbol HISC.PK. On December 2, 2005, the reported closing price for our common stock on the pink sheets was $.06.

These securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See "Risk Factors" beginning on page 10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. Our company may not sell these securities until the registration filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this preliminary prospectus is December 2, 2005.

PROSPECTUS SUMMARY

The following is a summary of the pertinent information regarding this offering. This summary is qualified in its entirety by the more detailed information and financial statements and related notes included in this Prospectus. The Prospectus should be read in its entirety, as this summary does not contain all facts necessary to make an investment decision.

HOMELAND INTEGRATED SECURITY SYSTEMS, INC.

Homeland Integrated Security Systems, Inc. concentrates operations primarily on developing technology products for the security industry. Specifically, our goal is to provide a variety of products and services that will assist individuals, corporations and governments with cost effective, high quality technological security solutions. Current technology solutions include Location based services (CyberTracker), radiation detection (CyberRad), (CyberNoze) and an automated distribution and charging system for the CyberTracker (CyberPass). This collection of products is augmented with reseller agreements for robotics, under vehicle surveillance and glass protection, and explosive trace detection. We sell all of these products individually or as an integrated system.

In addition to the security portion of the business, Homeland Integrated Security Systems owns and operates three retail technology stores, operating under the name of Cyber Cynergy. The retail stores sell cellular telephony and data transfer services as well as a full range of computer sales and service.

We consummated a reverse merger with Second Colonial Mining and Engineering Co., a Canadian corporation, which merged into Homeland Integrated Security Systems, Inc., a Florida corporation, on August 10, 2004. In late 2004, HISC merged with BBI Computer Solutions, Inc. d/b/a Cyber Cynergy, and with C2, Inc., in stock transactions in which we issued a total of 250,000,000 restricted common shares for all of the issued and outstanding common stock of BBI and C2. Both were strategic acquisitions for our Company’s business.

We affected a 66.13 for one forward split in August, 2004.

Our principal executive offices are located at One Town Square Boulevard, Suite 347, Asheville, North Carolina 28803. The primary telephone number is (828) 681-5152

OUR BUSINESS

Since inception, we have been engaged in the business of developing and integrating security products designed with the most up-to-date, leading-edge hardware and software available. Our products create a seamless flow of information which benefits commercial carriers, while at the same time providing the highest degree of security.

We had revenues of $1,315,740 and a net loss of $227,102 for the nine months ended September 30, 2005 and $855,215 in revenues and a net loss of $826,378 for the year ended December 31, 2004. In addition, as of September 30, 2005, we had available cash of $648,535, which is insufficient to continue our operations. Thus, we are dependent upon additional financing to conduct our operations over the next twelve months.

As of December 2, 2005, we have purchase orders amounting to $8.0 million. The products ordered have not been delivered.

HISC currently has a total of 29 employees, of which 15 employees are considered full time.

THE OFFERING

This offering relates to (a) the sale by us of 100,000,000 shares of common stock, $.00001 par value, at an initial offering price of $.50 per share of common stock, (b) the sale by certain selling security holders of 27,000,000 shares of common stock at a price of $.06 per share and (c) the sale by holders of options to purchase shares of common stock which are exercisable at $.10 per share of up to 60,000,000 shares underlying the options at a price of $.10 per share (such selling security holders and option holders who elect to exercise their options and sell the underlying common stock being the “selling security holders).”

We incurred a loss of $826,378 for the year ended December 31, 2004, and incurred a loss of $227,102 for the nine months ended September 30, 2005. While we anticipate an improvement in the current year, there can be no assurances that we will not continue to have negative earnings results.

For the year ended December 31, 2004, our accumulated deficit was $1,031,240, and for the nine months ended September 30, 2005 we had an accumulated surplus of $2,501,926. The reduction in our accumulated deficit was due to financings, and there can be no assurances that such deficit will continue to decrease.

Our stock is considered to be “penny stock” within the meaning of the Securities Exchange Act of 1934, as amended. The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on NASDAQ, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. Because our shares are subject to the penny stock rules, you may find it more difficult to sell your shares. These requirements may have the effect of reducing the level of trading activity in the secondary market for our stock.

TERMS OF THE OFFERING

The Issuer	Homeland Integrated Security Systems, Inc.

The Sellers	Homeland Integrated Security Systems, Inc. Selling Shareholders

Shares Offered By HISC By Selling Security Holders	100,000,000 shares of common stock 87,000,000 shares of common stock

Estimated Offering Price By HISC By Selling Shareholders	$.50 per share At market

Proceeds to HISC Gross Proceeds Estimated Net Proceeds	$56,000,000 (assuming all options are exercised) $55,955,237

Proceeds to Selling Shareholders Gross Proceeds Estimated Net Proceeds	$1,620,000 $1,620,000

Common Stock to be Outstanding after Offering	916,139,998

Dividend Policy	We do not anticipate paying dividends on our common stock in the foreseeable future.

Use of Proceeds	We intend to use the proceeds from this Offering to fund working capital deficits.

Risk Factors
This offering involves a high degree of risk, elements of which include:

•  We had a net loss from operations for the most recent annual period

•  There is a risk that we may not be able to obtain the needed operating capital to run our business.

•  Introduction of new services and products by our competitors could render our services and products obsolete.

•  Since our common stock is considered a penny stock, it is a high risk investment and is subject to restrictions on marketability.

•  We have substantial near-term capital needs to run our business, and there is no assurance that we will be able to raise the necessary capital.

•  We expect that competition will intensify and new competitors will enter the market in the future.

TERMS OF THE OFFERING (CONTINUED)
Risk Factors (Continued)

•  Our principal stockholders control our company and its business affairs.

•  Skilled, technical labor has been difficult to hire and our business depends on it.

•  We have not and do not expect to pay any dividends on our common stock.

•  There is a risk that our common stock may not trade anywhere near the offering price because of the dilution in a shareholder’s ownership percentage after the offering.

•  There is currently a limited market for our Common Stock.

•  Future sales of our common stock could put downward selling pressure on our shares, and adversely affect the market price.

•  This offering is being conducted through our officers and directors; and there is no minimum offering amount.

•  The offering price was arbitrarily determined and bears no relation to our assets, revenues, book value or other traditional criteria of value.

•  There can be no assurance that Pro.Sec will purchase, or arrange purchases for, the remaining units specified in its purchase order to us.

•  Products purchased by Pro.Sec require an export license from the U.S. Department of Commerce for delivery. There is no guarantee that such license will be granted in a timely manner, which would require us to delay shipment of products to Pro.Sec.

•  We have a material reliance on Pro.Sec as a major customer of ours. This represents a concentration of credit risk. The loss of this customer could have a material negative effect on the future growth plans of our company.

SUMMARY FINANCIAL INFORMATION

Because this is only a financial summary, it does not contain all the financial information that may be important to you. You should also read carefully all the information that is contained in this prospectus, including the financial statements and their explanatory notes.

Homeland Integrated Security Systems, Inc.

STATEMENT OF OPERATIONS	For the year ended December 31, 2004	For the nine months ended September 30, 2005
Revenues	$ 855,215	$1,315,740
Cost of Sales	$ 386,811	$481,612
Gross profit	$ 468,404	$834,128
Operating expenses	$ 1,153,041	$1,049,722
Income (loss) from operations	$(684,637)	$(215,594)
Other expense, net	$ 141,741	$11,508
Net income (loss)	$ (826,378)	$(227,102)
Net income (loss) per common share	$ (0.01)	Less than $(.01)

BALANCE SHEET	As of December 31, 2004	As of September 30, 2005
Available cash	$40,739	$648,535
Total current assets	$115,412	$2,935,600
Fixed assets	$93,840	$354,654
Other assets	$ -0-	$17,378
Total assets	$209,252	$3,307,632
Current liabilities	$846,879	$240,840
Notes payable (long-term)	$393,613	$564,866
Total liabilities	$ 1,240,492	$805,706
Stockholders’ equity	$(1,031,240)	$2,501,926
Stockholders’ equity and Liabilities	$209,252	$3,307,632

RISK FACTORS

AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED IN THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. WE CANNOT ASSURE THAT WE WILL EVER GENERATE SIGNIFICANT REVENUES, DEVELOP OPERATIONS, OR MAKE A PROFIT.

We had a net loss from operations for the nine months ended September 30, 2005 of $227,102. The net loss is attributable to an excess of expenses, principally research and development of our CyberTracker, over revenues, and to 181,818 common shares issued to an outside consultant, valued at the fair value of $10,000. There is a risk that we may not be profitable in the future.

We had a net loss from operations for the nine months ended September 30, 2005 of ($227,102). We had a net loss from operations for the year ended December 31, 2004 of ($684,637) and a net loss from operations for the year ended December 31, 2003 of ($255,575). Our total stockholders’ equity as of September 30, 2005 amounted to $2,501,926. We may not be profitable in the future or have a continued positive stockholders’ equity. The recent loss for the nine months ended September 30, 2005 was primarily attributable to an excess of expenses, principally research and development of our CyberTracker, over revenues, and to 181,818 common shares issued to an outside consultant, valued at the fair value of $10,000.

Our business requires significant operating capital and there is a risk that we will be unable to obtain needed capital, which would require us to curtail our operations.

We presently have limited operating capital. Current revenue from our wholesale and distribution accounts is not sufficient to maintain our presence in the market, and we are dependent upon receipt of additional capital to expand our business as intended. This offering is comprised of selling security holders only; therefore no additional capital will come into Homeland Integrated Security Systems, Inc. as a result of that part of this offering. There is a risk that we will be unable to obtain additional capital when needed after this offering, which would require us to curtail our operations.

The industry in which we operate and the market for our services is characterized by rapid technological developments, evolving industry standards, and frequent new product and service introductions and enhancements. There is a risk that the introduction of new products and services by our competitors could render our existing services obsolete and unmarketable, especially because we can not afford to keep pace with our competition.

The industry in which we operate and the market for our services is characterized by rapid technological developments, evolving industry standards, and frequent new product and service introductions and enhancements. The development and introduction of new products and services by our competitors could render our existing services obsolete and unmarketable. Our business depends in significant part on its ability to continually improve the performance, features, and reliability of its motorcycle accessories and apparel products and services, and to modify its manufacturing operations to work with new technological standards in response to both evolving demand in the marketplace and competitive products and services. Our pursuit of improved performance, new features, and necessary technological advances will require substantial time and expense, and there can be no assurance that we will succeed in adapting its products to changing technology standards and customer requirements.

Because our stock is considered a penny stock any investment in our stock is considered to be a high-risk investment and is subject to restrictions on marketability.

Our Shares are "penny stocks" within the definition of that term as contained in the Securities Exchange Act of 1934, which are generally equity securities with a price of less than $5.00. Our shares will then be subject to rules that impose sales practice and disclosure requirements on certain broker-dealers who engage in certain transactions involving a penny stock. These rules impose restrictions on the marketability of the common stock and may affect its market value.

We have substantial near-term capital needs, and we may be unable to obtain the additional funding in the capital markets needed to enable us to continue to operate in the future.

We do not have sufficient liquid assets to continue to operate HISC. Accordingly, we will seek additional outside sources of capital such as conventional bank financing; however, there can be no assurance that additional capital will be available on favorable terms to us. If adequate funds are not available, we may be required to curtail operations.

If capital resources are insufficient to meet our future capital requirements, we may have to raise funds by a public offering to continue our operations. To the extent that additional capital is raised through the sale of equity and/or convertible debt securities, the issuance of such securities could result in dilution to our shareholders and/or increased debt service commitments. If adequate funds are not available, we may be unable to sufficiently develop our operations to become profitable.

The homeland defense market is competitive and there are no substantial barriers to entry. We expect that competition will intensify and that new competitors will enter the market in the future. Our ability to compete depends on a number of factors, the failure of any number of which could cause us additional losses.

The homeland defense market is competitive and there are no substantial barriers to entry. We expect that competition will intensify and that new competitors will enter the market in the future. Increased competition will result in reduced profit margins on products. Homeland Integrated Security Systems, Inc. believes that its ability to compete successfully depends on a number of factors, including brand awareness and market presence; the quality of its advertising services; ease of use and timing of introductions of new products by Homeland Integrated Security Systems, Inc. and its competitors; our ability to establish co-marketing relationships; and industry and general economic trends. The failure of any number of these factors could cause us additional losses.

Our principal stockholders control our business affairs in which case you will have little or no participation in our business affairs.

Currently, our directors together own approximately 59.5% of our common stock. As a result, they will have significant influence over all matters requiring approval by our stockholders without the approval of minority stockholders. In addition, they will be able to elect all of the members of our Board of Directors, which will allow them to significantly control our affairs and management. They will also be able to affect most corporate matters requiring stockholder approval by written consent, without the need for a duly noticed and duly-held meeting of stockholders. As a result, they will have significant influence and control over all matters requiring approval by our stockholders. Accordingly, you will be limited in your ability to affect change in how we conduct our business.

We intend to expand its operations in technical areas with skilled, technical labor. If such labor is difficult to hire, we may incur serious delays and expenses in training non-technical labor.

We intend to expand its operations in technical areas, which demand skilled, technical labor. If such labor is difficult to identify and subsequently hire, we may be affected in materially adverse ways, including, among others, serious delays and expenses in training this non-technical labor or paying increased amounts to procure such labor.

There is a very real risk that the shares will not trade at anywhere near the offering price after the offering is consummated because of the increased number of shares outstanding after the offering.

There is a very real risk that the shares will not trade at anywhere near the offering price after the offering is consummated because of the increased number of number of shares outstanding after the offering and the resulting dilution in ownership percentage.

We have never paid dividends on our common stock and you may never receive dividends. There is a risk that an investor in our company will never see a return on investment and the stock may become worthless.

We have never paid dividends on our common stock. We intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy will be at the discretion of the Board of Directors and will be contingent upon future earnings, if any, our financial condition, capital requirements, general business conditions and other factors. Future dividends may also be affected by covenants contained in loan or other financing documents, which may be executed by us in the future. Therefore, there can be no assurance that cash dividends of any kind will ever be paid. If you are counting on a return on your investment in the common stock, the shares are a risky investment.

There is currently a limited market for our Common Stock.

There is currently a limited trading market for our shares of Common Stock, and there can be no assurance that a more substantial market will ever develop or be maintained. Any market price for shares of our Common Stock is likely to be very volatile, and numerous factors beyond our control may have a significant adverse effect. In addition, the stock markets generally have experienced, and continue to experience, extreme price and volume fluctuations which have affected the market price of many small capital companies and which have often been unrelated to the operating performance of these companies. These broad market fluctuations, as well as general economic and political conditions, may also adversely affect the market price of our Common Stock. Further, there is no correlation between the present limited market price of our Common Stock and our revenues, book value, assets or other established criteria of value. The present limited quotations of our Common Stock should not be considered indicative of the actual value of HISC or our Common Stock

Future sales of our common stock could put downward selling pressure on our shares, and adversely affect the stock price. There is a risk that this downward pressure may make it impossible for an investor to sell his shares at any reasonable price.

Future sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could put downward selling pressure on our shares, and adversely affect the market price of our common stock. Such sales could be made pursuant to Rule 144 under the Securities Act of 1933, as amended, as shares become eligible for sale under the Rule.

This offering is being conducted by our officers and directors; there is no minimum offering amount.

We intend to conduct this offering through our officers and directors who have no experience in selling securities. In addition, there is no minimum offering amount. While we do intend to continue the offering until all shares are sold, there can be no assurance that we will sell even a minimum number of shares. Should this happen, we will utilize other means of raising capital. Our ability to continue our growth will depend on our ability to raise capital from other sources.

An arbitrary determination of the offering price increases the risk that purchasers of the shares in the offering will pay more than the value the public market ultimately assigns to our common stock and more than an independent appraisal value of us.

The offering price for the shares was arbitrarily determined by our management. The offering price bears no relation to our assets, revenues, book value or other traditional criteria of value. Investors may be unable to resell their shares at or near the offering price, if they are able to resell the shares at all.

While Pro.Sec has paid $26,970 for one Quantum Sniffer unit so far, there can be no assurance that Pro.Sec will purchase, or arrange purchasers for, the remaining units specified in its purchase orders.

If Pro.Sec is unable to perform its obligations under the purchase orders, the $7.9 million in expected revenues which would have accrued to us will not materialize. However, we believe that Pro.Sec’s purchase orders constitute legally enforceable obligations. Based on our collaboration and sales demonstrations in the Middle East with Pro.Sec, management believes that Pro.Sec will have ready, willing and able buyers in the contracted amounts by the July 9, 2006 delivery date specified in the purchase orders.

Products purchased by Pro.Sec require an export license for delivery and there is a risk that such license will not be approved in a timely manner and would require us to delay shipment.

On August 7, 2005 we applied for an export license with the U.S. Department of Commerce and are currently awaiting approval of such license. However, there is no guarantee as to the length of time it will take the Department of Commerce to grant such export license for products being shipped to an end user in the Middle East, which would cause a delay in shipment of products to Pro.Sec. On July 9, 2005, we received a purchase order from Pro.Sec SARL, a Lebanese security company headed by General Pierre H. Georgiou, for 5,000 CyberTrackers in the amount of $2,499,950, and for 200 Quantum Sniffers in the amount of $5,400,000 for delivery on or before July 9, 2006. As announced on October 5, 2005, we received a payment from Pro.Sec in the amount of $26,970.20 as a deposit for the purchase of one demonstration unit of a Quantum Sniffer.

The loss of our major customer, Pro.Sec, could have an adverse effect on the future growth plans of our company.

We have a material reliance on Pro.Sec as a major customer of ours. This represents a concentration of credit risk. The loss of this customer could have a material negative effect on the future growth plans of our company.

FORWARD LOOKING STATEMENTS

Included in this registration statement are various forward-looking statements, which can be identified by the use of forward-looking terminology such as "may," "expect," "anticipate," "estimate," "continue," "believe" or other similar words. We have made forward-looking statements with respect to the following, among others: our goals and strategies; our ability to earn sufficient revenues; our ability to continue as a going concern; and our future revenue performance and our future results of operations. These statements are forward-looking and reflect our current expectations. These forward-looking statements are subject to a number of risks and uncertainties, some of which are beyond our control.

The factors described above and the risk factors referred to in "Risk Factors" could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements. Therefore, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which the forward-looking statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all such factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

The net proceeds of this offering will be $55,955,237 (gross proceeds of $56,000,000 [assuming all options are exercised] less offering costs of $44,763) if all of the shares are sold. We intend to use the net proceeds according to the following schedule:

	Shares Sold in Offering
	10%	25%	50%	100%

PROCEEDS
Gross Proceeds	$5,600,000	$14,000,000	$28,000,000	$56,000,000
Less Offering Costs	$44,763	$44,763	$44,763	$44,763

Net Proceeds	$5,555,237	$13,955,237	$27,955,237	$55,955,237

USES
Working Capital	$1,555,237	$3,955,237	$7,955,237	$15,955,237
Advertising	$1,000,000	$2,500,000	$5,000,000	$10,000,000
Inventory Purchases	$3,000,000	$7,500,000	$15,000,000	$30,000,000

Total Uses	$5,555,237	$13,955,237	$27,955,237	$55,955,237

DETERMINATION OF OFFERING PRICE

Our Common Stock is traded on the pink sheets under the symbol “HISC”. The offering price for the shares was arbitrarily determined by our management. The offering price bears no relation to our assets, revenues, book value or other traditional criteria of value.

DILUTION

At September 30, 2005, our net tangible book value was $2,501,926, or $.003 per share of common stock, with 756,139,998 shares issued and outstanding. Net tangible book value per share represents total tangible assets, less total liabilities, divided by the number of shares of common stock outstanding.

Assuming the sale of the 100,000,000 shares offered by us under this prospectus at a public offering price of $.50 per share, and the 60,000,000 shares offered upon conversion of the stock options at $.10 strike price per share, of which there is no assurance, and after deducting the estimated expenses of this offering, our pro forma net tangible book value, at September 30, 2005 would have been $58,457,163, or $.06 per share of common stock, with 916,139,998 shares issued and outstanding. This represents an immediate increase in net tangible book value of $.057 per share to existing stockholders and an immediate dilution of $.44 per share to new investors participating in this offering, exclusive of the effects on the option holders. If HISC actually sells less than the full 160,000,000 shares it is offering, the dilution to purchasers will increase proportionately.

Purchasers of the shares will have paid $.50 per share for 100,000,000 shares, or 11 percent of issued and outstanding common stock, compared to an average price per share of $.06 paid in cash to HISC by existing stockholders for 756,139,998 shares, or 89 percent of the issued and outstanding common stock. The cash amount paid by existing stockholders does not include the value of services received.

Assumed public offering price per share	$0.500
Net tangible book value per share before this offering	$0.003
Increase attributable to new investors	$0.057
Net tangible book value per share after this offering	$0.060
Dilution per share to new stockholders	$0.440

The offering price of our common stock is based on the then-existing market price. In order to give prospective investors an idea of the dilution per share that they may experience, we have prepared the following table showing the dilution per share at various assumed offering prices:

ASSUMED OFFERING PRICE	NO. OF SHARES TO BE ISSUED	DILUTION PER SHARE TO NEW INVESTORS

$.10	100,000,000	$.08
$.20	100,000,000	$.17
$.30	100,000,000	$.26
$.40	100,000,000	$.35
$.50	100,000,000 (1)	$.44
$.60	100,000,000	$.53
$.70	100,000,000	$.62

(1)
Represents the maximum number of common shares that are being registered by us at this time other than for the 60,000,000 common shares being registered separate and apart from these to cover potential exercise of the 60,000,000, options we granted.

SELLING SECURITY HOLDERS

This prospectus covers the sale of 187,000,000 shares of our common stock. None of the selling security holders are “affiliated” with our company within the meaning of the Securities Act of 1933, as amended.

The following table sets forth the name of each selling security holder and the number of shares of common stock beneficially owned by each selling security holder, all of which is included for sale in this prospectus. Assuming the sale of all of the shares offered by each selling security holder, neither of them will own any of our shares at the conclusion of the offering.

SELLING SECURITY HOLDERS TABLE

Name	Relationship With Issuer	Amount Owned Prior to Offering	Amount To Be Registered	Amount Owned After Offering	Percent Owned Before/After Offering

Big Apple Consulting USA, Inc. (1)	Consultant	28,000,000	28,000,000	0	0.04%/0%
A-Z Consulting, Inc. (2)	Consultant	39,000,000	39,000,000	0	0.05%/0%
MJMM Investments, LLC (3)	Consultant	10,000,000	10,000,000	0	0.01%/0%
Management Solutions Int’l, Inc.(4)	Consultant	10,000,000	10,000,000	0	0.01%/0%
TOTALS		87,000,000	87,000,000	0	0.11%/0%

_______________________

(1) Big Apple Consulting USA, Inc. is a Delaware corporation, which is controlled by Marc Jablon. Big Apple Consulting USA, Inc. received the 8,000,000 shares of our common stock for investor relations services and public relations services for us and 20,000,000 shares reserved for future exercise of options.

(2) A-Z Consulting, Inc., a Pennsylvania corporation, which is equally owned by Michael J. Bongiovanni and R. Chris Cottone. A-Z received the 19,000,000 shares of our common stock being registered in this offering for their assistance in preparing this registration statement and 20,000,000 shares reserved for future exercise of options.

(3) MJMM Investments, LLC, (MJMM) a Pennsylvania limited liability company, which is controlled by Mark Kaley, received the option to purchase up to 10,000,000 shares of our common shares being registered in this offering at $.10 per share.

(4) Management Solutions International, Inc. (MSI), a Florida corporation, which is owned by Big Apple Consulting USA, Inc., received the option to purchase 10,000,000 stock options for shares of our common stock being registered in this offering at $.10 per share.

None of these selling security holders informed us that he has any agreements, arrangements or understandings for the sale of his or her shares. All expenses of the registration of common stock on behalf of the selling security holders are being borne by our company.

PLAN OF DISTRIBUTION

By Homeland Integrated Security Systems, Inc.

We are offering 100,000,000 shares of its common stock in a self-underwritten public offering. We do not intend to use an underwriter for this offering but we may use participating brokers. We intend to offer the shares of our Common Stock being registered through our officers and directors, including Frank A. Moody, II, Brian Riley, Ian Riley, Fredrick Wicks and Chris Panel. None of these officers or directors will receive any compensation for shares sold. We may also pay participating brokers a commission of up to the maximum allowable rate to assist in our effort to sell the shares. None of our officers or directors have ever been affiliated with or employed by a securities broker-dealer. The offering will commence as of the date of this prospectus and will continue until all shares are sold. In this regard, we intend to amend this prospectus as needed. There is no minimum offering amount. We intend to offer the Shares in states where we can offer them. We may concentrate our sales efforts in the state of North Carolina.

We plan to sell the shares directly to investors at a price of $.50 per share. We intend to use advertising and other means of public communication, including an explanation on our Web site of how to obtain a prospectus. We will receive the net proceeds from the sale of the 100,000,000 shares. There is no assurance that we will be able to sell all or any of these shares.

By Selling Security Holders

The selling security holders are offering 87,000,000 shares of our common stock under this prospectus. We do not have any plan, agreement or understanding with the selling security holders regarding the coordination of our offering with theirs. In the event any of the selling security holders engages an underwriter, we will be obligated to amend this prospectus to identify the underwriter and disclose the terms of the underwriter’s compensation and disclose any change in the plan of distribution.

The selling security holders may sell the shares from time to time directly to purchasers or through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from the purchasers. We do not expect these discounts, concessions or commissions to be in excess of those customary in the types of transactions involved. We will not receive any proceeds from the sale of shares by selling security holders.

The shares may be sold in one or more transactions at then prevailing market prices at the time of sale, at prices related to prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be in transactions, which may involve crosses or block transactions:

•	On the OTC Bulletin Board or in the over-the-counter market.
•	In transactions other than on the OTC Bulletin Board or on the over-the-counter market.
•	Through the writing of options, whether the options are listed on an options exchange or otherwise.
•	Through the settlement of short sales made after the effective date of this prospectus.

In connection with the sale of the shares, or otherwise, the selling security holders may enter into hedging transactions with broker-dealers or financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume. The selling security holders may also sell our common stock short, provided the sale is not made to close out their short positions, or loan or pledge their shares to broker-dealers who in turn may sell the shares.

The aggregate proceeds to the selling security holders from the sale of the shares offered by them will be the purchase price of the shares less discounts, concessions and commissions, if any. The selling security holders reserve the right to accept an, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of the shares to be made directly or through agents.

In order to comply with the securities laws of some states, if applicable, the shares may be sold in these jurisdictions only through registered or licensed securities brokers or dealers. In addition, in some states, the shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and has been complied with.

The selling security holders and any underwriters, broker-dealers or agents who participate in the sale of the shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, concessions, commissions or profit they earn on any resales of the shares may be underwriting discounts or commissions under the Securities Act. Selling security holders and their agents who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Act. We have advised the selling security holders that they or persons acting on their behalf are required to deliver a copy of this prospectus when making sales of the shares.

In addition, any shares covered by this prospectus which also qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. A selling security holder may transfer, devise or gift his shares by other means not described in this prospectus.

This offering of shares for resale by the selling security holders will begin on the date of this prospectus and continue as long as this prospectus is in effect or until the selling security holders have sold all of their shares, whichever occurs first. If required, we will distribute a supplement to this prospectus or amend the registration statement of which this prospectus is a part to describe material changes to the terms of the offering.

We are paying all of the costs for registering the shares for resale by the selling security holders. These expenses include the SEC’s filing fees and filings fees under state securities or “blue sky” laws. The selling security holders will pay all underwriting discounts, commissions, transfer taxes and other expenses associates with their resale of the shares.

Regulation M Applies To The Selling Security Holders:

We have informed the selling security holders that a selling security holder, a group of selling security holders acting together, and family members of selling security holders should not place any bid for, purchase or attempt to purchase, directly or indirectly, any of our common shares in the public market before he, or all of them in the case of a group, have sold all of our shares he or she is entitled to sell under this prospectus. Also, the selling security holders should not attempt to convince anyone else to bid for or purchase our common stock in the public market before he has sold all of his shares covered by this prospectus. To do so may violate Regulation M under the Securities Exchange Act. Any person who, directly or indirectly, bids for or effects any purchase of the common stock for the purpose of pegging, fixing or maintaining the price of our common shares, practices known as “stabilizing”, may violate Regulation M if the action does not comply with Regulation M. Furthermore, no person should engage in any activity that is fraudulent, manipulative, or deceptive under the federal securities laws and regulations.

LEGAL PROCEEDINGS

Pending or Threatened Litigation, Claims and Assessments

Bellsouth Advertising and Publishing v. BBI Computer Solutions, Inc. d/b/a Cyber Cynergy, pending in the State of North Carolina, County of Buncombe, bearing index number 05-CV-2285 in the Superior Court Division of the General Justice Court. In this case, the plaintiff sued for monies allegedly owed under a breach of contract theory. The plaintiff asserted that the defendant failed to pay monies due under a Yellow Pages Directory Advertising Order in 2002-2003 and 2003-2004. Plaintiff alleges that it is owed Thirteen Thousand Eight Hundred Eighty Seven Dollars and Forty-Two Cents ($13,887.42).

Currently, issue has not been joined in the action. The Complaint has been served, but prior to interposing an answer the Defendants are attempting to settle this action. While it is anticipated that this action will be settled without any further litigation, in the event such settlement fails to materialize then the Defendant will vigorously defend the allegations of the Complaint as the Defendant believes the allegations and claims to be without merit. As with any legal matter, it is impossible to predict the outcome of litigation, but as stated above the Defendant believes the action to be without merit.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

Directors and Executive Officers

Our Bylaws provide that we shall have that number of directors determined by the majority vote of the board of directors. Currently we have five directors. Each director will serve until our next annual shareholder meeting. Directors are elected for one-year terms. Our Board of Directors elects our officers at the regular annual meeting of the Board of Directors following the annual meeting of shareholders. Vacancies may be filled by a majority vote of the remaining directors then in office. Our directors and executive officers are as follows:

Name	Age	Position

Frank A. Moody, II	46	President, Chief Executive Officer and Director
Brian Riley	55	Chief Information Officer and Director
J. Ian Riley	22	Chief Technology Officer and Director
Fredrick W. Wicks	58	Chief Operating Officer and Director
Chris Panel	40	Director

Backgrounds of Directors and Executive Officers

Frank A. Moody, II has been President & CEO and a Director of HISC since its inception. Mr. Moody formed his own company, Able Outdoor, Inc., which leased, built, sold, and managed hundreds of billboard signs. Later, Moody merged his company with PNE Media, where he was the Regional Manager of 5 states. PNE subsequently sold that corporation to The Lamar Companies - one of America’s three largest billboard conglomerates.

Mr. Moody is a graduate of the University of Kentucky with degrees in Advertising, Statistical Design and Analysis and Psychology. In 1983, he became the Premier Salesman for Summey Outdoor Advertising, in Asheville, North Carolina, winning numerous awards for outstanding Leadership, Outstanding Salesman, and recognized repeatedly in: Who’s Who of Western North Carolina, Who’s Who of American Executives & Entrepreneurs, and Who’s Who of the University of Kentucky.

Mr. Moody has contracted with, and sold to national advertisers such as Harrah’s Casino, Osh Kosh B’Gosh, Tanger Factory Outlets and Levi Strauss. He has also been instrumental in special zoning work for Hyatt Hotels, Motel 6, Super 8 Hotels, and Cracker Barrel. While a consultant for0 OTR Media, Inc., Mr. Moody pioneered the Rigs for Kids project, which is National missing children’s awareness and recovery campaign. While with OTR Media, he developed and spearheaded the business model under which that company still functions today.

Brian Riley has served as Chief Information Officer and Director of HISC since 2004. Mr. Riley is a 35-year veteran of both profit and not-for-profit businesses. He holds a B.A. in psychology and sociology from East Carolina University. In addition he holds a Masters Degree in Clinical Psychology from East Carolina University and has completed additional graduate studies at the University of North Carolina and the University of California, San Diego campus. Mr. Riley has owned several businesses in the southeastern United States as well as serving as the Executive Director and CEO for several large not-for-profit corporations. In that capacity, he has specialized in developing for-profit business ventures to support dwindling government support. Brian Riley is the father of J. Ian Riley.

J. Ian Riley has served as HISC’ Chief Technology Officer and Director since 2004. Mr. Riley is a 10-year veteran of the rapidly changing technology industry. He holds certifications in the technology field from Nokia, Motorola, Microsoft, Nextel, RIM and several colleges. During his tenure, he has been CEO and provided the technological leadership for three privately held corporations. He is the founder of BBI Computer Solutions and Cyber Cynergy. Cyber Cynergy is the retail division of Homeland Integrated Security Systems. Cyber Cynergy was one of the first independent retail establishments to combine full service technology with cellular telephony and data transfer. Through his abilities in systems integration, he is credited with the development of the CyberTracker. J Ian Riley is the son of Brian Riley.

Fredrick W. Wicks has served in the capacity as Chief Operating Officer and Director of HISC since 2004. Mr. Wicks comes to Homeland Integrated Security Systems, Inc. with a diverse background in domestic and international sales, marketing, product development and operations. Most notably, he is noted for his organizational skills and the ability to rapidly put together a highly effective sales team in the field. He has proven during his extensive experience as a P&L executive that he can increase sales dramatically while simultaneously cutting and containing costs. His background includes development and launch of several high technology products. The contacts that Wicks has will allow him to begin immediately to develop sales in the U.S., Canada, South America, Mexico, Europe and Asia.

Mr. Wicks joins HISC after a four-year assignment as Senior Vice-President for a $13 billion European factory automation corporation. He has also been an executive with Rockwell International Corporation, Grand Vehicle Works, LLC and the Wicks Marketing Group, Inc., a company he started and managed for nine years. He has an MBA degree from Wayne State University in Michigan.

Mr. Wick’s role will be to develop a first class team of professionals to bring the HISC unique product to the world’s ports.

Chris Panel serves in the capacity as Director of HISC since June of 2005. Chris Panel serves as Area Director for National Retail Distribution for the Sprint-Nextel Corporation.

Mr. Panel has seventeen years of experience in the telecommunications industry, beginning his career in corporate and government sales with Motorola. Mr. Panel has held positions as Regional Manager for a national Motorola distributor, General Manager, and Director of Sales and Distribution with Sprint-Nextel.

Mr. Panel’s responsibilities have included the development of direct and indirect sales channels. He is currently developing and implementing corporate sales strategies for distribution through mass merchandisers. He has an award-winning portfolio for sales accomplishments with fortune 100 companies.

He is a graduate of West Georgia University with a degree in Marketing.

Promoters

We have engaged Big Apple Consulting USA, Inc. for investor relations and public relations services for our Company. Our engagement with them provides that they will profile our Company to the investment community via telephone conference calls and distribution of public news to the brokerage community. We have paid Big Apple Consulting USA, Inc. 8,000,000 shares of our common stock for their services. A copy of our agreement with Big Apple Consulting USA, Inc. is attached as an exhibit to this registration statement.

Section 16(a) Beneficial Ownership Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of common stock and other equity securities, on Forms 3, 4 and 5 respectively. Executive officers, directors and greater than 10% shareholders are required by Commission regulations to furnish us with copies of all Section 16(a) reports they file. To the best of our knowledge (based solely upon a review of the Form 3, 4 and 5 filed), we believe that as of the end of this fiscal year, no officer, director or 10% beneficial shareholder failed to file on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Set forth below is information with respect to each person, entity or group know to have been the beneficial owner of more than 5% of HISC’s total combined voting shares, consisting of Common Stock, Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock, as of September 30, 2005.

Name and Address of Beneficial Owner	Shares Beneficially Owned (1)	Percent of Total Combined Votes (1)
Frank A. Moody, II One Town Square Boulevard, Suite 347 Asheville, NC 28803	4,500,000 Series A Preferred	18.9%
Brian Riley One Town Square Boulevard, Suite 347 Asheville, NC 28803	4,500,000 Series A Preferred	18.9%
J. Ian Riley One Town Square Boulevard, Suite 347 Asheville, NC 28803	4,500,000 Series A Preferred	18.9%

(1) Based on a total combined voting power of 2,378,876,668 shares outstanding as of September 30, (excluding 60,000,000 shares of common stock issuable upon the exercise of outstanding options).

Set forth below is information with respect to shares of each class of voting securities of HISC beneficially owned by (i) all directors and (ii) directors and executive officers of HISC as a group. The notes accompanying the information in the table below are necessary for a complete understanding of the figures presented below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Total Combined Votes (1)
Frank A. Moody, II One Town Square Boulevard, Suite 347 Asheville, NC 28803	4,500,000 Series A Preferred	18.9%
Brian Riley One Town Square Boulevard, Suite 347 Asheville, NC 28803	4,500,000 Series A Preferred	18.9%
J. Ian Riley One Town Square Boulevard, Suite 347 Asheville, NC 28803	4,500,000 Series A Preferred	18.9%
Fredrick W. Wicks One Town Square Boulevard, Suite 347 Asheville, NC 28803	500,000 Series A Preferred	2.1%
Chris Panel One Town Square Boulevard, Suite 347 Asheville, NC 28803	13,600,000 common shares 15,000 Series A Preferred	Less than .01

All Officers and Directors As a Group	13,600,000 common shares 14,015,000 Series A Preferred	59.5%

(1)	Based on a total combined voting power of 2,378,876,668 shares outstanding as of September 30, 2005 (excluding 60,000,000 shares of common stock issuable upon the exercise of outstanding options).

The above mentioned officers and directors exchanged common stock they owned for preferred shares of HISC stock. The officers and directors did this because they believed there were too many shares of common stock issued and outstanding prior to the exchange at the time and they wanted to place a more appropriate valuation on HISC at such time that was better reflective of our company.

DESCRIPTION OF SECURITIES

Qualification. The following statements constitute summaries of the material provisions of Homeland Integrated Security Systems, Inc.'s Certificate of Incorporation and Bylaws, as amended. Such summaries do not purport to be complete and are qualified in their entirety by reference to the full text of the Certificate of Incorporation and Bylaws, which are contained in the Exhibits to this registration statement.

Our Articles of Incorporation authorize the issuance of up to 10,000,000,000 Common Shares, $.00001 par value per Common Share. In addition, our Articles of Incorporation authorize the issuance of up to 200,000,000 shares of Preferred Stock, no par value, having such preferences, limitations and relative rights as may be determined by the Board of Directors or the shareholders from time to time.

Common Stock. Our Common Shares have a par value of $.00001 per share, and have the following rights.

Liquidation Rights. Upon liquidation or dissolution, after any required payments to holders of Preferred Stock, each outstanding Common Share will be entitled to share equally in the remaining assets of HISC legally available for distribution to shareholders after the payment of all debts and other liabilities.

Dividend Rights. There are no limitations or restrictions upon the rights of the Board of Directors to declare dividends out of any funds legally available thereof. Homeland Integrated Security Systems, Inc. has not paid dividends to date and it is not anticipated that any dividends will be paid in the foreseeable future. Our Board of Directors initially may follow a policy of retaining earnings, if any, to finance our future growth. Accordingly, future dividends, if any, will depend upon, among other considerations, Homeland Integrated Security Systems, Inc.'s need for working capital and its financial conditions at the time.

Voting Rights. Holders of Common Shares of Homeland Integrated Security Systems, Inc. are entitled to cast one vote for each share held at all shareholders meetings for all purposes.

Other Rights. Common Shares are not redeemable, have no conversion rights and carry no preemptive or other rights to subscribe to or purchase additional Common Shares in the event of a subsequent offering.

Preferred Stock. Our Articles of Incorporation authorize the issuance of Two Hundred Million (200,000,000) Preferred Shares, no par value per share. The shares of Preferred Stock have such preferences, limitations and relative rights as may be determined by the Board of Directors or the shareholders from time to time. We have issued three series of Preferred Stock, as follows: 10,000,000 shares of Series A Convertible Preferred Stock; 100,000,000 shares of Series B Convertible Preferred Stock; and 10,000,000 shares of Series C Convertible Preferred Stock.

The Series A Convertible Preferred Stock consists of 10,000,000 shares, of which 9,515,000 shares are currently issued and outstanding. Each share of Series A Convertible Preferred Stock is convertible, at the option of the holder thereof, into one hundred (100) shares of fully paid and non-assessable shares of common stock. In addition, the holders of the Series A Convertible Preferred Stock and the holders of the common stock are entitled to notice of any stockholders’ meeting and to vote as a single class upon any matter submitted to the stockholders for a vote as follows: (i) the holders of each share of Series A Convertible Preferred Stock shall have one vote for each full share of common stock into which a share of such series would be convertible on the record date for the vote, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited; and (ii) the holders of common stock shall have one vote per share of common stock held as of such date. The Series A Convertible Preferred Stock is entitled to a liquidation preference in an amount equal to $1.00 per share. Finally, in addition to any other rights provided by law, we are prohibited from, without first obtaining the affirmative vote or written consent of the holders of a majority of the outstanding shares of Series A Convertible Preferred Stock, from taking certain corporate actions including, among other things, making any fundamental changes to our business, amending the terms of the Series A Convertible Preferred Stock or issuing additional shares of Series A Convertible Preferred Stock, accruing any indebtedness in excess of $1,000,000, making any change in the size or number of authorized directors or repurchasing any of our common stock.

The Series B Convertible Preferred Stock consists of 100,000,000 shares, of which 20,654,167 shares are currently issued and outstanding. Each share of Series B Convertible Preferred Stock is convertible, at the option of the holder thereof, into ten (10) shares of fully paid and non-assessable shares of common stock. In addition, the holders of the Series B Convertible Preferred Stock and the holders of the common stock are entitled to notice of any stockholders’ meeting and to vote as a single class upon any matter submitted to the stockholders for a vote as follows: (i) the holders of each share of Series B Convertible Preferred Stock shall have one vote for each full share of common stock into which a share of such series would be convertible on the record date for the vote, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited; and (ii) the holders of common stock shall have one vote per share of common stock held as of such date. The Series B Convertible Preferred Stock is entitled to a liquidation preference in an amount equal to $1.00 per share. Finally, in addition to any other rights provided by law, we are prohibited from, without first obtaining the affirmative vote or written consent of the holders of a majority of the outstanding shares of Series B Convertible Preferred Stock, from taking certain corporate actions including, among other things, making any fundamental changes to our business, amending the terms of the Series B Convertible Preferred Stock or issuing additional shares of Series B Convertible Preferred Stock, accruing any indebtedness in excess of $1,000,000, making any change in the size or number of authorized directors or repurchasing any of our common stock.

The Series C Convertible Preferred Stock consists of 10,000,000 shares, of which 1,145,000 shares are currently issued and outstanding. Each share of Series C Convertible Preferred Stock is convertible, at the option of the holder thereof, into one (1) share of fully paid and non-assessable shares of common stock at a 20% discount to market based upon an average ten day closing price. In addition, the holders of the Series C Convertible Preferred Stock and the holders of the common stock are entitled to notice of any stockholders’ meeting and to vote as a single class upon any matter submitted to the stockholders for a vote as follows: (i) the holders of each share of Series C Convertible Preferred Stock shall have one vote for each full share of common stock into which a share of such series would be convertible on the record date for the vote, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited; and (ii) the holders of common stock shall have one vote per share of common stock held as of such date. The Series C Convertible Preferred Stock is entitled to a liquidation preference in an amount equal to $1.00 per share. Finally, in addition to any other rights provided by law, we are prohibited from, without first obtaining the affirmative vote or written consent of the holders of a majority of the outstanding shares of Series C Convertible Preferred Stock, from taking certain corporate actions including, among other things, making any fundamental changes to our business, amending the terms of the Series C Convertible Preferred Stock or issuing additional shares of Series C Convertible Preferred Stock, accruing any indebtedness in excess of $1,000,000, making any change in the size or number of authorized directors or repurchasing any of our common stock.

INTEREST OF EXPERTS AND COUNSEL

Our Financial Statements for the period ended December 31, 2004, have been included in this prospectus in reliance upon Traci J. Anderson, C.P.A., independent Certified Public Accountant, as an expert in accounting and auditing.

John Hanzel, Esquire has rendered an opinion on the validity of our common stock being registered. John Hanzel, Esquire is not an affiliate of Homeland Integrated Security Systems, Inc.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES.

Our Articles of Incorporation and By-Laws do not provide for indemnification of officers, directors, employees and agents of the company. However, under Section 850(1) of Chapter 607 of Florida Revised Statutes, a corporation may indemnify its officers, directors, employees and agents under certain circumstances, including indemnification of such persons against liability under the Securities Act of 1933, as amended. Those circumstances include that an officer, director, employee or agent may be indemnified if the person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings, is asserted by such director, officer, or controlling person in connection with any securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issues.

ORGANIZATION WITHIN LAST FIVE YEARS

We consummated a reverse merger with Second Colonial Mining and Engineering Co., a Canadian corporation, which merged into Homeland Integrated Security Systems, Inc. In late 2004, we merged with BBI Computer Solutions, Inc. d/b/a Cyber Cynergy, a technology company and began retail wireless phone and related accessories and service operations principally in the Asheville, North Carolina area. We are now setting course to provide in the future integrated systems to national and international port authorities, airports, train stations, military, and government facilities and inter-modal carriers. As mentioned briefly above, we also have a retail division which provides technology solutions including cellular services, data transmissions, networking and computer solutions.

On September 1, 2001, our wholly owned subsidiary, BBI Computer Solutions, Inc. entered into a five year equipment lease agreement with LeaseComm, Inc. at $176.40 per month. This lease expires in September of 2006.

On June 6, 2003, our wholly owned subsidiary, BBI Computer Solutions, Inc. entered into an agency agreement with BellSouth Personal Communications, LLC DBA Cingular Wireless whereby we became an agent for its products and services.

On January 15, 2004, our wholly owned subsidiary, BBI Computer Solutions, Inc. entered into an authorized representative agreement with Nextel South Corp. whereby we became an authorized agent for its products and services.

On June 7, 2004, our wholly owned subsidiary, BBI Computer Solutions, Inc. entered into an equipment and prepaid purchase agreement with Cingular Wireless, LLC.

On August 16, 2004, we consummated a reverse merger with Second Colonial Mining and Engineering Co., a Canadian corporation.

In August of 2004, we affected a 66.13 for one forward split.

In the first quarter of 2005, we entered into a Consulting Services Agreement with A-Z Consulting, Inc. Under the terms of the agreement, A-Z Consulting, Inc. has agreed to use its best efforts to assist us in having our common stock publicly traded. In exchange for the following services, we have agreed to pay A-Z Consulting, Inc. $57,000. These services include:

•	Assistance with the preparation of our Form SB-2 registration statement;
•	State Blue-Sky compliance
•	Selection of an independent stock transfer agent; and
•	EDGAR services.

During the first quarter of 2005, we issued 19,000,000 shares of our common stock to A-Z Consulting, Inc. for professional services, including:

•	Assistance in preparation of private offering documents
•	Compliance with state Blue Sky regulations
•	Compliance with the Securities and Exchange Commission's periodic reporting requirements
•	Tax and accounting services
•	EDGAR services
•	Preparation of interim financial information
•	Other consulting services.

We valued the common shares at then current market price of $.003 per share, yielding an aggregate amount of $57,000. This amount was included under operating expenses in our financial statements for the three months ended March 31, 2005.

During the first quarter of 2005, we issued 1,500,000 Series A preferred shares to each of Frank A. Moody, II, Brian D. Riley and Ian Riley for services rendered. We recorded an expense in the statement of operations for the three months ended March 31, 2005 of $151,000 equal to the fair value of services rendered during such quarter.

In March 2005, we entered into a consulting services agreement with MJMM Investments, LLC. (hereinafter, “MJMM”). MJMM has marketed and promoted our business to the financial community, specifically brokers. The agreement expires in six months after its effective date. MJMM is compensated on a monthly basis in the amount of $50,000 for which payment has been made in stock.

In March 2005, we increased our authorized common stock to ten billion shares with a par value of $.00001 per share.

In April 2005, our board of directors and majority shareholders authorized a new class of Series A preferred stock. We filed amended articles of incorporation with the State of Florida thus creating ten million authorized Series A preferred shares whereby each share is convertible into one hundred shares of common stock.

On May 16, 2005, we filed an amendment to our articles of incorporation for our wholly owned subsidiary C2 of N.C., Inc. to change its name to Cyber Cynergy, Inc.

On May 25, 2005 we entered into a lease agreement with Two Town Square for additional office space mainly for our management and operations team. The lease expires on July 31, 2007.

On May 27, 2005, we entered into a sales representative employment agreement with Barry Bennett for $5,800 per month and for a one year term.

On June 22, 2005, we entered into a sales representative agreement and strategic alliance agreement with DukePro in order to enhance our sales reach.

In June 2005, our board of directors and majority shareholders authorized a new class of Series B preferred stock. We filed amended articles of incorporation with the State of Florida thus creating 100 million authorized Series B preferred shares whereby each share is convertible into ten shares of common stock.

In June 2005, we entered into signed share exchange agreements with various consulting firms:

•	TPC Consulting, Inc. for 20,000,000 common shares in exchange for 4,000,000 Series B preferred shares.

•	Direct Consulting, Inc. for 20,000,000 common shared in exchange for 4,000,000 Series B preferred shares.

•	Oceann, Inc. for 13,270,833 common shares in exchange for 2,654,167 Series B preferred shares.

•	Starr Consulting, Inc. for 25,000,000 common shares in exchange for 5,000,000 Series B preferred shares.

•	LSV & Associates for 25,000,000 common shares in exchange for 5,000,000 Series B preferred shares.

In July 2005, we entered into an agreement with Big Apple Consulting USA, Inc. (hereinafter, “Big Apple”). Big Apple was granted an option to purchase $2,000,000 of common stock at $.10 per share price. We agreed to register 20,000,000 common shares of our stock in the name of Big Apple in an SB-2 registration statement with the SEC within 30 days of the date of this agreement which shall become effective within 90 days after the date of such SB-2 filing date.

In July 2005, we entered into an agreement with Big Apple whereby Big Apple will provide consulting services to us. Big Apple will be compensated on a monthly basis in the amount of $75,000. If payment is to be made in stock, Big Apple shall be entitled to receive $75,000 per month worth of our common stock based upon the previous 10 day average closing bid price. The terms of this agreement shall commence on October 1, 2005.

In October 2005, we entered into a non-binding letter of intent with Actsoft, Inc. (Actsoft). We offered to purchase all of the issued and outstanding stock of Actsoft. We offered to purchase this stock in exchange for $15,000,000 cash or other consideration secured by common shares to be registered in our Form SB-2 registration statement and $15,000,000 worth of our stock at a price per share of $.50. As a non-refundable deposit valued at $200,000, we agreed to issue 2,000,000 shares of our common stock to the owners of ActSoft when the Form SB-2 registration statement is filed. The $200,000 amount above shall reduce the amount due at time of closing.

From March 2005 to September 2005, we sold 749,628,827 shares of our common stock, $.0001 par value, between $.001-.10 per share to unrelated investors in what was a private placement within the meaning of the rules and regulations under the Securities Act. Aggregate proceeds amounted to $1,316,099. We relied upon the exemption from registration provided by Section 4(2) and Rule 506 of Regulation D of the Securities Act, and on comparable exemptions under state laws. We believe these exemptions were available because the issuances were made to accredited investors in transactions not involving a public offering and we provided investors with the disclosures required by Regulation D.

From April to June, 2005, we issued 267,853,158 shares of common stock to six investors for an aggregate of $956,454.00 in proceeds in an offering that was exempt from registration under Rule 504 of Regulation D under the Securities Act of 1933, as amended. The investors were accredited investors with in the meaning of Rule 501(a) of the Securities Act, and the offering was made entirely to entities that were incorporated in or residents of the State of Pennsylvania.

In the quarter ending September 30, 2005, we sold 1,095,000 shares of our Series C preferred stock, $.001 par value at $1.00 per share to unrelated investors in what was a private placement within the meaning of the rules and regulations under the Securities Act. Aggregate proceeds amounted to $1,095,000. We relied upon the exemption from registration provided by Section 4(2) of the Securities Act, and on comparable exemptions under state laws. We believe this exemption was available because the issuances were made to accredited investors in transactions not involving a public offering and we provided investors with the appropriate disclosures. Also, we made this offering based on the following facts: (1) the issuance was in isolated private transactions which did not involve a public offering; (2) in each case there was only one offeree, (3) the offeree has agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that it will not resell the stock unless its shares are registered or an exemption from registration is available; (4) the offeree was a sophisticated investor; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the offeree and our management.

In September 2005, our board of directors and majority shareholders authorized a new class of Series C preferred stock. We filed amended articles of incorporation with the State of Florida thus creating ten million authorized Series C preferred shares whereby each share is convertible into one share of common stock at a 20% discount to market based upon the ten day average closing price.

During the third quarter of 2005, we issued 3,000,000 Series A preferred shares to each of Frank A. Moody, II, Brian D. Riley and Ian Riley in exchange for 291,350,000 common shares that were retired.

On September 1, 2005, we entered into various employment agreements with key personnel as follows.

Frank A. Moody, II, CEO, President and Director is employed as an executive in a principal executive and managerial capacity until July 31, 2012. After January 1, 2009, either Mr. Moody or us may, at any time terminate his employment subject to certain restrictions and conditions on four months prior written notice to the other party. The agreement can be renewed automatically for succeeding terms of three years each unless either party gives written notice to the other at least ninety days prior to the expiration of any term of Mr. Moody’s or our intention not to renew pursuant to our bylaws. Mr. Moody agrees that during the term of this contract and for a period of two years after termination of the employment agreement, he shall not directly or indirectly solicit, hire, recruit, or encourage any of our other employees. During the period of employment, we shall pay to him a salary to be fixed by the Board of Directors, from time to time, during that period. In no event, however, shall his salary be less than the compensation presently received by him. Currently and as of the date of the employment agreement, Mr. Moody is paid an annual compensation of One Hundred Twenty Thousand ($120,000) Dollars ($10,000 per month), and in addition, a bonus incentive package. However, at the discretion of the CEO, the CEO can elect to compensate Mr. Moody with three times the value of any salary withheld in stock options or can accrue one half of the salary in the form of a note with five (5%) percent annual interest. Executive will receive incentive compensation equal to two percent (2%) of our ''income from operations,'' defined as our net income before taxes, amortization of intangible assets and interest on long-term debt. Mr. Moody’s incentive compensation will be calculated annually based on our audited financial statements for the fiscal year, and wi1l be payable in lump sum on July 1 of each year. Such payments will be subject to normal payroll deductions for state and federal withholding and social security taxes. No incentive compensation will be paid to Mr. Moody for any year in which our income from operations is less than $25,000. In addition, for each fiscal year in which our net profits exceed Two Hundred Fifty Thousand ($250,000) Dollars or the net profits for that fiscal year exceed our net profits for the previous fiscal year by Fifteen (15%) percent, whichever is less, we agree to pay Mr. Moody, within three (3) months after the close of that fiscal year, an annual profit-sharing payment equal to Twelve and one half (12.5%) percent of that excess, provided, however, that the total amount of this payment shall not exceed One Million ($1,000,000) Dollars. For purposes of this subparagraph, the “net profits” shall be the net profits as reflected on either the audited financials or our tax returns, whichever value for the net profits is less. Finally, we also agree to transfer to Mr. Moody each year during the term of employment, within one month after the close of each fiscal year during all of which the Executive served as our President, the number of our shares stock equal in value to One Hundred Thousand ($100,000) Dollars. For the purpose of determining the number of shares to be transferred to Mr. Moody, the shares shall be valued, as of the close of each fiscal year, under one of the following formulas: (i) if we are not publicly traded then the value of each share shall be equal to One ($1.00) Dollar; or (ii) if we are publicly traded then the value of each share shall computed at a fifteen (15%) percent discount to market based upon an average of the previous ten (10) day closing bid price. Furthermore, we granted Mr. Moody an option to purchase Five Hundred Thousand (500,000) shares of our common stock at a purchase price of $0.10 per share per year. This option may be exercised in whole or in part, but may only be exercised in lots of Twenty Five Thousand (25,000) shares. Mr. Moody shall not have any of the rights of, nor be treated as, a shareholder with respect to the shares subject to this option until Mr. Moody has exercised the option and has become the shareholder of record of those shares. This option is not assignable. This option may only be exercised by Mr. Moody during the term of Mr. Moody’s employment hereunder. However, in the event that the employment term is terminated by us for reasons other than for cause, Mr. Moody shall retain the right to exercise any unused portion of the option until either the day on which this agreement would have terminated naturally or two years from the date of termination, whichever is earlier.

Brian D. Riley, Chief Information Officer and Director, is employed as an executive in a principal executive and managerial capacity until July 31, 2012. After January 1, 2009, either Mr. Riley or us may, at any time terminate his employment subject to certain restrictions and conditions on four months prior written notice to the other party. The agreement can be renewed automatically for succeeding terms of three years each unless either party gives written notice to the other at least ninety days prior to the expiration of any term of Mr. Riley’s or our intention not to renew pursuant to our bylaws. Mr. Riley agrees that during the term of this contract and for a period of two years after termination of the employment agreement, he shall not directly or indirectly solicit, hire, recruit, or encourage any of our other employees. During the period of employment, we shall pay to him a salary to be fixed by the Board of Directors, from time to time, during that period. In no event, however, shall his salary be less than the compensation presently received by him. Currently and as of the date of the employment agreement, Mr. Riley is paid an annual compensation of One Hundred Twenty Thousand ($120,000) Dollars ($10,000 per month), and in addition, a bonus incentive package. However, at the discretion of the CEO, the CEO can elect to compensate Mr. Riley with three times the value of any salary withheld in stock options or can accrue one half of the salary in the form of a note with five (5%) percent annual interest. Executive will receive incentive compensation equal to two percent (2%) of our ''income from operations,'' defined as our net income before taxes, amortization of intangible assets and interest on long-term debt. Mr. Riley’s incentive compensation will be calculated annually based on our audited financial statements for the fiscal year, and wi1l be payable in lump sum on July 1 of each year. Such payments will be subject to normal payroll deductions for state and federal withholding and social security taxes. No incentive compensation will be paid to Mr. Riley for any year in which our income from operations is less than $25,000. In addition, for each fiscal year in which our net profits exceed Two Hundred Fifty Thousand ($250,000) Dollars or the net profits for that fiscal year exceed our net profits for the previous fiscal year by Fifteen (15%) percent, whichever is less, we agree to pay Mr. Riley, within three (3) months after the close of that fiscal year, an annual profit-sharing payment equal to Twelve and one half (12.5%) percent of that excess, provided, however, that the total amount of this payment shall not exceed One Million ($1,000,000) Dollars. For purposes of this subparagraph, the “net profits” shall be the net profits as reflected on either the audited financials or our tax returns, whichever value for the net profits is less. Finally, we also agree to transfer to Mr. Riley each year during the term of employment, within one month after the close of each fiscal year during all of which the Executive served as our President, the number of our shares stock equal in value to One Hundred Thousand ($100,000) Dollars. For the purpose of determining the number of shares to be transferred to Mr. Riley, the shares shall be valued, as of the close of each fiscal year, under one of the following formulas: (i) if we are not publicly traded then the value of each share shall be equal to One ($1.00) Dollar; or (ii) if we are publicly traded then the value of each share shall computed at a fifteen (15%) percent discount to market based upon an average of the previous ten (10) day closing bid price. Furthermore, we granted Mr. Riley an option to purchase Five Hundred Thousand (500,000) shares of our common stock at a purchase price of $0.10 per share per year. This option may be exercised in whole or in part, but may only be exercised in lots of Twenty Five Thousand (25,000) shares. Mr. Riley shall not have any of the rights of, nor be treated as, a shareholder with respect to the shares subject to this option until Mr. Riley has exercised the option and has become the shareholder of record of those shares. This option is not assignable. This option may only be exercised by Mr. Riley during the term of Mr. Riley’s employment hereunder. However, in the event that the employment term is terminated by us for reasons other than for cause, Mr. Riley shall retain the right to exercise any unused portion of the option until either the day on which this agreement would have terminated naturally or two years from the date of termination, whichever is earlier.

Fredrick Wicks, Chief Operating Officer and Director, is employed as an executive in a principal executive and managerial capacity until July 31, 2012. After January 1, 2009, either Mr. Wicks or us may, at any time terminate his employment subject to certain restrictions and conditions on four months prior written notice to the other party. The agreement can be renewed automatically for succeeding terms of three years each unless either party gives written notice to the other at least ninety days prior to the expiration of any term of Mr. Wicks’ or our intention not to renew pursuant to our bylaws. Mr. Wicks agrees that during the term of this contract and for a period of two years after termination of the employment agreement, he shall not directly or indirectly solicit, hire, recruit, or encourage any of our other employees. During the period of employment, we shall pay to him a salary to be fixed by the Board of Directors, from time to time, during that period. In no event, however, shall his salary be less than the compensation presently received by him. Currently and as of the date of the employment agreement, Mr. Wicks is paid an annual compensation of One Hundred Twenty Thousand ($120,000) Dollars ($10,000 per month), and in addition, a bonus incentive package. However, at the discretion of the CEO, the CEO can elect to compensate Mr. Wicks with three times the value of any salary withheld in stock options or can accrue one half of the salary in the form of a note with five (5%) percent annual interest. Executive will receive incentive compensation equal to two percent (2%) of our ''income from operations,'' defined as our net income before taxes, amortization of intangible assets and interest on long-term debt. Mr. Wicks’ incentive compensation will be calculated annually based on our audited financial statements for the fiscal year, and wi1l be payable in lump sum on July 1 of each year. Such payments will be subject to normal payroll deductions for state and federal withholding and social security taxes. No incentive compensation will be paid to Mr. Wicks for any year in which our income from operations is less than $25,000. In addition, for each fiscal year in which our net profits exceed Two Hundred Fifty Thousand ($250,000) Dollars or the net profits for that fiscal year exceed our net profits for the previous fiscal year by Fifteen (15%) percent, whichever is less, we agree to pay Mr. Wicks, within three (3) months after the close of that fiscal year, an annual profit-sharing payment equal to Twelve and one half (12.5%) percent of that excess, provided, however, that the total amount of this payment shall not exceed One Million ($1,000,000) Dollars. For purposes of this subparagraph, the “net profits” shall be the net profits as reflected on either the audited financials or our tax returns, whichever value for the net profits is less. Finally, we also agree to transfer to Mr. Wicks each year during the term of employment, within one month after the close of each fiscal year during all of which the Executive served as our President, the number of our shares stock equal in value to One Hundred Thousand ($100,000) Dollars. For the purpose of determining the number of shares to be transferred to Mr. Wicks, the shares shall be valued, as of the close of each fiscal year, under one of the following formulas: (i) if we are not publicly traded then the value of each share shall be equal to One ($1.00) Dollar; or (ii) if we are publicly traded then the value of each share shall computed at a fifteen (15%) percent discount to market based upon an average of the previous ten (10) day closing bid price. Furthermore, we granted Mr. Wicks an option to purchase Five Hundred Thousand (500,000) shares of our common stock at a purchase price of $0.10 per share per year. This option may be exercised in whole or in part, but may only be exercised in lots of Twenty Five Thousand (25,000) shares. Mr. Wicks shall not have any of the rights of, nor be treated as; a shareholder with respect to the shares subject to this option until Mr. Wicks has exercised the option and has become the shareholder of record of those shares. This option is not assignable. This option may only be exercised by Mr. Wicks during the term of Mr. Wicks’ employment hereunder. However, in the event that the employment term is terminated by us for reasons other than for cause, Mr. Wicks shall retain the right to exercise any unused portion of the option until either the day on which this agreement would have terminated naturally or two years from the date of termination, whichever is earlier.

Ian Riley, Chief Technical Officer and Director, is employed as an executive in a principal executive and managerial capacity until July 31, 2012. After January 1, 2009, either Mr. Riley or us may, at any time terminate his employment subject to certain restrictions and conditions on four months prior written notice to the other party. The agreement can be renewed automatically for succeeding terms of three years each unless either party gives written notice to the other at least ninety days prior to the expiration of any term of Mr. Riley’s or our intention not to renew pursuant to our bylaws. Mr. Riley agrees that during the term of this contract and for a period of two years after termination of the employment agreement, he shall not directly or indirectly solicit, hire, recruit, or encourage any of our other employees. During the period of employment, we shall pay to him a salary to be fixed by the Board of Directors, from time to time, during that period. In no event, however, shall his salary be less than the compensation presently received by him. Currently and as of the date of the employment agreement, Mr. Riley is paid an annual compensation of One Hundred Twenty Thousand ($120,000) Dollars ($10,000 per month), and in addition, a bonus incentive package. However, at the discretion of the CEO, the CEO can elect to compensate Mr. Riley with three times the value of any salary withheld in stock options or can accrue one half of the salary in the form of a note with five (5%) percent annual interest. Executive will receive incentive compensation equal to two percent (2%) of our ''income from operations,'' defined as our net income before taxes, amortization of intangible assets and interest on long-term debt. Mr. Riley’s incentive compensation will be calculated annually based on our audited financial statements for the fiscal year, and wi1l be payable in lump sum on July 1 of each year. Such payments will be subject to normal payroll deductions for state and federal withholding and social security taxes. No incentive compensation will be paid to Mr. Riley for any year in which our income from operations is less than $25,000. In addition, for each fiscal year in which our net profits exceed Two Hundred Fifty Thousand ($250,000) Dollars or the net profits for that fiscal year exceed our net profits for the previous fiscal year by Fifteen (15%) percent, whichever is less, we agree to pay Mr. Riley, within three (3) months after the close of that fiscal year, an annual profit-sharing payment equal to Twelve and one half (12.5%) percent of that excess, provided, however, that the total amount of this payment shall not exceed One Million ($1,000,000) Dollars. For purposes of this subparagraph, the “net profits” shall be the net profits as reflected on either the audited financials or our tax returns, whichever value for the net profits is less. Finally, we also agree to transfer to Mr. Riley each year during the term of employment, within one month after the close of each fiscal year during all of which the Executive served as our President, the number of our shares stock equal in value to One Hundred Thousand ($100,000) Dollars. For the purpose of determining the number of shares to be transferred to Mr. Riley, the shares shall be valued, as of the close of each fiscal year, under one of the following formulas: (i) if we are not publicly traded then the value of each share shall be equal to One ($1.00) Dollar; or (ii) if we are publicly traded then the value of each share shall computed at a fifteen (15%) percent discount to market based upon an average of the previous ten (10) day closing bid price. Furthermore, we granted Mr. Riley an option to purchase Five Hundred Thousand (500,000) shares of our common stock at a purchase price of $0.10 per share per year. This option may be exercised in whole or in part, but may only be exercised in lots of Twenty Five Thousand (25,000) shares. Mr. Riley shall not have any of the rights of, nor be treated as, a shareholder with respect to the shares subject to this option until Mr. Riley has exercised the option and has become the shareholder of record of those shares. This option is not assignable. This option may only be exercised by Mr. Riley during the term of Mr. Riley’s employment hereunder. However, in the event that the employment term is terminated by us for reasons other than for cause, Mr. Riley shall retain the right to exercise any unused portion of the option until either the day on which this agreement would have terminated naturally or two years from the date of termination, whichever is earlier.

We incurred the following promissory notes in exchange for cash:

Unsecured note payable to MJMM Investments, LLC, dated July 11, 2005, in the amount of $75,000. The interest on the note is 5% per year.

Unsecured note payable to MJMM Investments, LLC, dated August 1, 2005, in the amount of $100,000. The interest on the note is 5% per year.

Unsecured note payable to MJMM Investments, LLC, dated August 5, 2005, in the amount of $100,000. The interest on the note is 5% per year.

Unsecured note payable to MJMM Investments, LLC, dated August 15, 2005, in the amount of $100,000. The interest on the note is 5% per year.

Unsecured note payable to MJMM Investments, LLC, dated August 25, 2005, in the amount of $120,000. The interest on the note is 5% per year.

Unsecured note payable to MJMM Investments, LLC, dated September 1, 2005, in the amount of $100,000. The interest on the note is 5% per year.

Unsecured note payable to MJMM Investments, LLC, dated September 7, 2005, in the amount of $100,000. The interest on the note is 5% per year.

Unsecured note payable to MJMM Investments, LLC, dated September 16, 2005, in the amount of $100,000. The interest on the note is 5% per year.

Unsecured note payable to MJMM Investments, LLC, dated September 23, 2005, in the amount of $100,000. The interest on the note is 5% per year.

Unsecured note payable to MJMM Investments, LLC, dated September 30, 2005, in the amount of $100,000. The interest on the note is 5% per year.

All of the promissory notes above, collectively totaling $995,000 were converted by the creditor in October of 2005 into 995,000 shares of Series C preferred stock.

During the third quarter of 2005, we issued 181,818 shares of our common stock to Steven Goodman for professional consulting services. We valued the common shares at the market value of these services, yielding an aggregate amount of $10,000. This amount was included under operating expenses in our financial statements for the three months ended September 30, 2005.

During the third quarter of 2005, the officers and directors exchanged common stock they owned for preferred shares of our stock. The officers and directors did this because they believed there were too many shares of common stock issued and outstanding prior to the exchange and they wanted to place an appropriate valuation on our company at such time.

DESCRIPTION OF BUSINESS

Company History

We consummated a reverse merger with Second Colonial Mining and Engineering Co., a Canadian corporation, which merged into Homeland Integrated Security Systems, Inc., a Florida corporation, on August 10, 2004. In late 2004, HISC merged with BBI Computer Solutions, Inc. d/b/a Cyber Cynergy, and with C2, Inc., in stock transactions in which we issued a total of 250,000,000 restricted common shares for all of the issued and outstanding common stock of BBI and C2. Both were strategic acquisitions for our Company’s business.

HISC affected a 66.13 for one forward split in August, 2004.

Overview

We are a high technology company that has evolved to meet the challenge of improving security for customers in diverse markets. We have developed integrated systems for their proposed use in national and International sea port, airports, train stations, military and government facilities, school districts, commercial buildings, law enforcement agencies and inter-modal carriers.

We have a retail division which provides technology solutions including cellular services, data transmissions, networking and custom computer solutions.

We utilize contractual relationships with Sprint/Nextel and Cingular to provide “leading edge” technology for its unique applications.

Our Corporate Structure

We are a “C” corporation for Federal income tax purposes, and were incorporated under the laws of the State of Florida. Its common stock currently is publicly traded on the pink sheets under ticker symbol HISC.

Our Business Plan

Our business plan includes the offering of security technology and products. Our target markets include the Military, Sea Ports, Airports, Rail Roads, School Systems, Transportation Fleets, Commercial and Public buildings, Law Enforcement, International Buyers, and Consumers. In addition to its security related products which currently do not generate any revenues, we generate revenue through a chain of Cingular branded Cellular stores which it has owned for several years.

Services and Products

We have developed its prototypes for its security products that it plans to sell either as modular systems that can be applied as a complete integrated system or any combination of separate modules. These modules can be used in various applications. The following are the major HISC modules:

•	Radiation monitoring for a variety of applications
•	Real-time asset and human resource tracking
•	Geo fencing and secure area protection
•	Explosive material detection and handling
•	Consumer wireless phones and tracking devices

HISC Brands

The “CYBER” product brand will be the family name for all of the HISC products. At the present time, HISC does not have the brand name trademarked, although it has plans to pursue a trademark application in the future. The following trademark applications will be sought.

•	CYBERTRACKER
•	CYBERPASS
•	CYBERNOZE
•	CYBERRAD

CyberTracker

We plan to market a proven system for the monitoring and real time tracking of fixed, as well as moving assets and human resources in an unlimited number of specific applications. Our unique CyberTracker (patent pending), is a 5 inch square by 1 inch thick battery powered GPS device that utilizes Motorola technology as well as proprietary electronics and software that are manufactured for us by Arcom Control Systems, Inc. A CyberTracker can be placed in an entering vehicle, other asset, or given to a human resource. A customized software application tracks the desired object or person on a custom developed computerized map in any number of on or off site locations. Administratively defined criteria (e.g. speed, location, stopping time and route designation) can be set so that a series of alarms can be triggered if the criteria are violated.
“Geo fencing” is a characteristic of the CyberTracker. This feature allows the administrator to define specific areas that can be determined as “off limits” and as such will trigger alarms if the assigned CyberTracker enters the defined space. The reverse can also be used by “fencing” a vehicle or asset inside a defined area. It is also capable of providing position reports at predetermined intervals ranging from minutes to hours.

The alarming system can notify the individual monitoring the computer screen by an audible alarm or a variety of other short or long distance calls to any land line phone, cell phone or pager. The CyberTracker wirelessly transmits its information and data over a variety of secured networks. Remote monitoring from multiple locations simultaneously is also available.

CyberTracker Features

•	Provides reliable Global Positioning Satellite (GPS) tracking
•	Transmits excessive speed and off-limit location alerts
•	Rugged, state of the art design
•	Convenient size (5"x5"x 1")
•	Tamper-proof
•	Encrypted secure information with network historic reliability of 99.5%
•	Unlimited capture of data. Store and forward reporting
•	Multi level alarms
•	Wireless update capabilities.
•	"Push to Talk"
•	Extended battery life

The CyberTracker is an extremely versatile device that can provide access through:

•	laptops
•	desktops
•	wireless phones
•	Blackberrys

The CyberTracker is manufactured for HISC by Arcom Control Systems, Inc., a subsidiary of a publicly traded British company pursuant to a design, engineering and manufacturing agreement. The terms of that Agreement provide that pursuant to the Functional Design Specification document, Arcom will provide engineering and manufacturing of the CyberTracker.

CyberPass

HISC is developing a unique dispenser for use in conjunction with its CyberTracker. HISC has commenced the process of applying for a patent on the dispensing and unique charging system and can be used in a variety of applications where access control is desired. Ports, military bases, truck depots are just some of the potential uses for CyberPass.

CyberNoze

The Quantum Sniffer, manufactured by Implant Sciences Corporation and distributed by the CyberNoze division employs a novel technology for the detection of explosives vapors that is more sensitive than existing detection devices. The advanced technique detects the presence of parts per trillion (ppt) of explosives molecules, without physical contact and in real time. The unique "tornado" sample acquisition system collects the sample, ionizes it and identifies the sample via standard ion mobility technology. If an explosive is present, it will produce a visual and audible alarm. The LCD will display the identity of the explosive present and the audible alarm can be switched off, if required.

The Quantum Sniffer Portable Explosives Trace Detector was developed by Implant Sciences Corporation in conjunction with the U.S. military and is distributed by the CyberNoze division of HISC pursuant to a standard distribution agreement. The device is capable of detecting trace amounts of most commercial and military explosives.

The Quantum Sniffer is manufactured by Implant Sciences Corporation, and HISC is one of its licensed distributors. HISC and Implant Sciences Corporation are parties to an exclusive distribution agreement in which HISS has the exclusive rights to sell the Quantum Sniffer in Lebonan and other countries on a case by case basis. Because this is a license to resell, HISS has no business risk due to the fact that we can cancel the agreement and pick up other competing products if needed.

CyberRad

The CyberRad Gamma Radiation sensor is a very low power, highly-sensitive radiation monitor that can detect the radiation from such potential "dirty-bomb" candidates as Cobalt 60, Cesium 137 and Iridium 192. These substances are highly radioactive, yet readily available as a result of their use in medical and industrial applications.

The CyberRad sensor is controlled by a powerful on-board microprocessor, and can optionally be equipped with 512 Kbytes of log memory for storing sensor conditions over long periods of time. Data can be polled via the RS-485 bus, or via communications systems such as active RFID, GSM (cellular), or Iridium® satellite systems. The CyberRad sensor is manufactured by DukePro in conjunction with Homeland Integrated Security Systems. CyberRad is extremely versatile and can be utilized in a variety of applications such as radiation portals for vehicles and human resources, building entrances, and seaport cranes to mention a few. The CyberRad system is unique radiation detection system that can be linked together to provide an array of field coverage that does not exist in any other product currently on the market.

Other Products

We are constantly searching new opportunities in security technology and products. HISC’s strategy is to offer our market segments a variety of products to improve security. We are currently evaluating a number of new products and will be adding these new products in the near future.

In addition, we are developing a Middle Eastern sales presence. We have developed a strategic relationship with a Lebanon-based security company named Pro.Sec. Through the joint efforts of the two companies, we are marketing its products to a variety of Middle Eastern countries. We believe with the recent political events that our timing and presence will allow us to increase our sales potential.

Retail Division

The CYBER CYNERGY division currently operates three mobile telephone and computer stores in Western North Carolina. The stores offer both Cingular and Sprint/Nextel equipment and service. The CYBER CYNERGY stores are also the authorized phone repair centers for these brands in Western North Carolina. The stores offer a full line of name brand computers and repair services in both the home and office. During 2004, this division created $1.2 million in sales. HISC is looking at new and innovative ways to address the consumer market. During 2006, HISC intends to expand its consumer products and technology offerings and utilize new functions on the CyberTracker.

Marketing and Distribution Strategy

HISC intends to expand and market both divisions, Retail, Commercial Technology during 2005. The Retail division has plans to expand the number of CYBER CYNERGY stores in North Carolina. The Commercial Technology Division will concentrate its efforts on demonstrating its technology solutions to the previously identified market segments.

The CYBER PORT system will target the 286 seaports in the United States as well as the Great Lakes ports and the Rivers and Waterways ports. HISC has applied for Safety Act registration for their CYBER PORT system, which will result in Department of Homeland Security validation. Following the Savannah port project, HISC intends to demonstrate their System’s capability at one or more Florida seaports. In addition HISC will provide on-going presentations and demonstrations to both government and private sector customers as well as investors.

Public safety and international security continue to be a global concern due to the threat of international terrorism. The number of incidents involving passengers and the smuggling of dangerous goods, including radioactive materials, is constantly testing border, port and airport security.  This is particularly true of our nation’s ports.

The Department of Homeland Security has provided grants of more than $500 million dollars since 2001 to make our ports safer. To date only about one-fourth of these funds have been spent. In addition, a new round of funding is starting to replace much of the initial technology and products that were purchased by ports, cities and government agencies. These factors provide an opportunity for HISC to grow.

In addition to seaports, our airports, rail and bus stations require many of the products that HISC provides. Our products provide security solutions for military bases, government buildings, school districts and commercial operations.

The increasing concern for family security is another strong market for HISC. The CyberTracker provides families with the security of knowing where loved ones are, talking with the Push-to-Talk feature, and protecting them from restricted areas.

Markets that offer HISC rapid growth opportunities:

•	Sea, river and Great Lake ports
•	Airports, bus and rail stations
•	Military bases
•	Commercial truck carriers
•	Equipment rental fleets
•	Commercial and Federal office buildings
•	Federal and State agencies
•	Fire and police departments
•	School districts
•	Personal protection
•	Retail cell phones
•	Consumer electronics

International Marketing Strategy

HISC intends to market its products and services to the European, Middle Eastern, Canadian, Mexican, South American and Caribbean markets in the short term.

Long-term, HISC intends to market its products and services to broad international markets, especially ports of U.S. trading partners. This will be accomplished through the development of an international sales force.

Research and Development

We anticipates budgeting 40% of its revenues for R&D so as to keep their products and technology “cutting edge”.

Customers

HISC’ mission is to provide high tech solutions to Government and Commercial Customers that:

•	Enhances security
•	Increases commerce

Provide retail customers with:

•	Cellular and Data Solutions
•	CyberTracker Personal Safety Device
•	Custom Designed Computers
•	Integrated Data Solutions

Government Regulation

We are primarily an integrator of licensed technologies and do not intend to run its own manufacturing plants that require particular detailed attention to government regulations on a Federal, State and Local level.

Employees

We currently have a total of 29 employees, of which 15 employees are considered full time.

Facilities

Our main corporate office is located at One Town Square Boulevard, Suite 347, Asheville, North Carolina 28803. We share this 689 square foot space with Scenic Media, and pay no rent for our use of this space, although we have use of the entire premises. Scenic Media is a company owned by Frank Moody, an affiliate of ours, and it are the tenant under the lease for this office space. We currently do not pay rent to Scenic Media.

Our operations and technology office is located at Two Town Square Boulevard, Suite 245, Asheville, North Carolina 28803. This office consists of 697 square feet, which we are leasing for a twenty-six month term running from June 1, 2005 to July 31, 2007. Pursuant to the terms of our lease, for the period from June 1, 2005 to May 31, 2006, we are paying a monthly rental amount of $1,375, or $16,500 annually. For the period from June 1, 2006 to May 31, 2007, we will pay $1,443.75 per month, or $17,325 annually. For the period from June 1, 2007 to July 31, 2007, we will pay $1,515.92 per month, or $18,191 annually.

The Nextel Relations office of HISC is located at Two Town Square Boulevard, Suite 249, Asheville, North Carolina 28803. This office consists of 136 square feet, which we are leasing for a two-year term running from July 5, 2005 to July 31, 2007. Pursuant to the terms of our lease, for the period from July 5, 2005 to July 31, 2006, we are paying a monthly rental amount of $375, or $4,500 annually. For the period from July 1, 2006 to July 31, 2007, we will pay $393.75 per month, or $4,725 annually.

Our three retail store operations are located throughout the Asheville, North Carolina surrounding area. The retail locations consist of 1,200, 1,500 and 1,566 square feet, respectively, which we are leasing on a month-to-month lease at $875 per month, month-to-month lease at $1,000 per month and a five year lease term running from June 1, 2005 to May 31, 2010 with the annual payments as disclosed below, respectively. Pursuant to the terms of our retail store leases, other than the two leases that are currently month-to-month, the third lease is for the period from June 1, 2005 to May 31, 2010. This lease has the following minimum lease commitments: $21,141 in year one, $21,924 in year two, $22,707 in year three, $23,490 in year four, $24,273 in year five and $133,110 thereafter, if the option to renew is exercised.

Competition

There are numerous companies that produce security technology and products for the diverse markets HISC serves. These competitors vary significantly in size, product offering and markets served. The following is presented as an example of competitor in HISC markets. There are many others.

Lorantec Systems, Inc. is the first information technology company to provide ubiquitous, real-time location tracking and monitoring of cargo and equipment assets worldwide. Lorantec’s flagship LoranTrack™ service delivers a powerful and economical ITV solution that combines intelligent asset tracking and monitoring devices using GPS, Low Earth Orbit (LEO) satellite constellations, and powerful web-based reporting and event notification software. Headquartered in Sunnyvale, California, U.S.A., Lorantec’s unique, integrated approach leverages a wide range of proprietary technology advancements that optimize ITV and help lower transportation providers' operating costs, boost asset utilization and increase security.

For our Commercial Division, there are a number of competitors, but by-in-large they are fragmented and few offer the comprehensive integrated security solutions that our products will offer when they are brought to market. We have the advantage because it is primarily a system integrator and experienced in taking products produced by various manufacturers and integrating the parts with legacy hardware and software to provide custom solutions for commercial and governmental users and operators of ports and transportation hubs.

On the Retail Division side, we are currently unaware of a product that competes directly with our CyberTracker. HISC has several patents pending which may slow down competition, but it is very aware that success will breed copycats and look-a-likes. Therefore we intends to use our Technology Division to stay on top of technology and to build a brand name to allow greater than normal profits regardless of competition.

REPORTS TO SECURITY HOLDERS

After the effective date of this document, we will be a reporting company under the requirements of the Securities Exchange Act of 1934 and will file quarterly, annual and other reports with the Securities and Exchange Commission. Our annual report will contain the required audited financial statements. We are not required to deliver an annual report to security holders and will not voluntarily deliver a copy of the annual report to security holders. The reports and other information filed by us will be available for inspection and copying at the public reference facilities of the Commission, Room 100, F Street, N.E. Washington, D.C. 20549.

Copies of such material may be obtained by mail from the Public Reference Section of the Commission at Room 100, F Street, N.E., Washington, D.C. 20549, at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the Commission maintains a World Wide Website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

MANAGEMENT'S DISCUSSION AND ANALYSIS

The discussion contained in this prospectus contains “forward-looking statements” that involve risk and uncertainties. These statements may be identified by the use of terminology such as “believes”, “expects”, “may”, or “should”, or “anticipates”, or expressing this terminology negatively or similar expressions or by discussions of strategy. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus. Our actual results could differ materially from those discussed in this prospectus. Important factors that could cause or contribute to such differences include those discussed under the caption entitled “risk factors,” as well as those discussed elsewhere in this prospectus.

HISC

We consummated a reverse merger of Second Colonial Mining and Engineering Co., a Canadian corporation, into Homeland Integrated Security Systems, Inc., a Florida corporation, on August 10, 2004. In late 2004, HISC merged with BBI Computer Solutions, Inc. d/b/a Cyber Cynergy, a technology company with a unique wireless tracking device called the CyberTracker, and with C2, Inc., in stock transactions in which we issued a total of 250,000,000 restricted common shares for all of the issued and outstanding common stock of BBI and C2. Both were strategic acquisitions for our business.

Results of Operations

For the nine months ended September 30, 2005 and 2004 and for the years ended December 31, 2004 and 2003.

Sales

Sales for the nine months ended September 30, 2005 were $1,315,740 versus sales of $640,058 for the same period in 2004, an increase of 105%. Sales for the year ended December 31, 2004 were $855,215 versus sales of $999,081 for the year ended December 31, 2003, a decrease of 14%. We attribute the increase in sales during the nine months ended September 30, 2005 compared to the nine months ended September 30, 2004 to twenty earned purchase orders of our CyberNoze product in the third quarter of 2005. We did not have this product available for sale at any time during 2004 and this product is in addition to our stores that offer wireless phones and related accessories and service. We also attribute the increase in sales during the nine months ended September 30, 2005 compared to the nine months ended September 30, 2004 to an additional earned purchase order relating to school bus safety in Knox County Tennessee. We attribute the decrease in sales for the year ended December 31, 2004 as compared to the year ended December 31, 2003 to the closure of retail stores in 2004 that were previously open in 2003. These closures occurred prior to our acquisition of BBI Computer Solutions, Inc. in December of 2004. Product sales consisted primarily of consumer wireless phones and related accessories. The stores offer both Cingular Wireless and Nextel equipment and service. We are also an authorized repair center for phone equipment and our stores offer these services to area consumers.

All revenues were from unrelated third parties and were made to retail consumers.

Cost of Goods Sold

The cost of goods sold includes the purchase price for our wireless phones and accessories plus other direct costs associated with repairing the products for consumers. It is customary to experience variations in the cost of sales as a percentage of net sales based on the types of products sold. Our gross margins typically range between 55%-60% for wireless equipment and related accessories and service.

The cost of goods sold for the nine months ended September 30, 2005 was $481,612 versus $259,024 for the same period in 2004. The cost of goods sold for the year ended December 31, 2004 was $386,811 versus $408,713 in the same period in 2003. Cost of sales as a percentage of sales for the nine months ended September 30, 2005 was 37%, and for nine months ended September 30, 2004 was 40%. Cost of sales as a percentage of sales for the year ended December 31, 2004 was 45%, and for the year ended December 31, 2004 was 41%. This is relatively consistent from one year to the next and falls within a reasonable range of our expectations.

We expect cost of sales as a percentage of sales for wireless phones and related accessories and for repair services to average around 45% of total sales for fiscal year 2005 as these products and services’ margins have been developed. For example, the retail prices of our wireless products and related accessories and services to our consumers will continue to include a standard mark-up to our cost from the manufacturers. If we can successfully grow our revenues through sales of higher margin products, our cost of sales as a percentage of sales should be lower in future periods. In addition, volume discounts could be available to us if we are successful in achieving sales growth in the future, which will further reduce our cost of sales as a percentage of sales.

Expenses

Selling, general and administrative expenses for the nine months ended September 30, 2005 and 2004 were $1,049,722 and $476,114, respectively, an increase of $573,608 or 121%. The increase in expenses was primarily attributable to common stock issued for professional services during the 2005 period. During the period ended September 30, 2005, we issued to A-Z Consulting, Inc. 19,000,000 shares of our common stock for professional services which were valued at the market price at the date of issuance, or $57,000. Although we did not incur such other significant non-cash expenses in the 2005 period, we had approximately $400,000 in other increases during the period that were primarily from payroll for our officers who began working after the reverse merger towards the end of 2004 and additional overhead from opening our new additional office facility in Asheville, North Carolina.

Selling, general and administrative expenses for the years ended December 31, 2004 and 2003 were $1,153,041 and $845,942, respectively, an increase of $307,099 or 36%. The increase was also primarily attributable to new services performed by our officers after the reverse merger and listing on the pink sheets. One other notable expense account difference during the year ended December 31, 2004 compared to 2003 was attributable to an additional general payroll and related payroll tax accrual of $200,000 in 2004.

Our other selling, general and administrative expenses remained either fixed or relatively constant during 2005.

We expect increases in expenses through the year 2006 as we move towards developing our business plan of growing the CyberTracker, CyberNoze and CyberRad and other related product lines. We expect the increase to be primarily in sales related expenses such as advertising and salespersons' salaries.

Income/ Losses

Net loss for the nine months ended September 30, 2005 was $227,102 versus a loss of $95,080 in the same period in 2004, a decrease of $132,022. The increase in net loss was primarily attributable to our increase in professional fees relating to the aforementioned common shares issued for professional services as mentioned above.

Net loss for the year ended December 31, 2004 was $826,378 versus $270,193 in 2003, an increase of $556,185. The increase was also primarily attributable to the above mentioned increase in expenses in 2004 compared to 2003. We expect to continue to incur losses at least through the year 2005. In addition, there can be no assurance that we will achieve or maintain profitability or that our revenue growth can be sustained in the future.

Impact of Inflation

We believe that inflation has had a negligible effect on operations since inception. We believe that we can offset inflationary increases in the cost of labor by increasing sales and improving operating efficiencies.

Liquidity and Capital Resources

Cash flows used in operations were $1,586,952 for the nine months ended September 30, 2005 versus cash used in operations of $27,684 in 2004. Cash flows used in operations for the nine months ended September 30, 2005 were primarily from a net loss of $227,102, less the affects of a $161,000 in fair market value of issuances of common and preferred stock for professional and other services in 2005, a decrease in accounts payable and accrued expenses of $176,912, capitalized software in 2005 in the amount of $995,752, an increase in inventory of $559,847. Cash flows for the nine months ended September 30, 2004 were primarily attributable to a net loss from operations of $95,080 less an increase in accounts payable and accrued expenses of $65,954.

Cash flows used in operations were $99,288 for the year ended December 31, 2004 versus cash flows used in operations of $160,095 in 2003. Cash flows used in operations for both years were primarily attributable to our aforementioned net loss from operations partially offset by the increase in accounts payable and other liabilities.

Cash flows used in investing activities were $81,386 for the nine months ended September 30, 2005 versus $-0- during the same comparable period in 2004 which was attributable to purchases of property and equipment including leasehold improvements in 2005. Cash flows used in investing activities were $-0- for the year ended December 31, 2004 versus $-0- during the same comparable period in 2004 which was attributable to purchases of property and equipment including leasehold improvements in 2003.

Cash flows provided by financing activities were $2,212,602 for the nine months ended September 30, 2005 versus cash flows provided by financing activities of $-0- during the same period in 2004. Cash flows for the 2005 period included $1,316,099 and $100,000 in sales of common stock and preferred series A stock, respectively, and proceeds from issuance of convertible notes payable in the amount of $995,000, partially offset by loan repayments of $198,497. Cash flows for the 2003 period were $-0-.

Cash flows generated from financing activities were a positive $140,352 for the year ended December 31, 2004 versus $25,165 for the year ended December 31, 2003. Cash flows for the year ended December 31, 2004 included $495,547 in proceeds from sales of common stock to various individual investors pursuant to a private offering. Cash flows from financing activities for the year ended December 31, 2004 included repayments on loans of $355,195. Cash flows from financing activities for the year ended December 31, 2003 included debt borrowings of $25,165.

Notes Payable

We have four unsecured notes payable bearing interest between -0-% to 6.5% at September 30, 2005, which are due at various dates through February 5, 2009. The principal balance outstanding at September 30, 2005 was $564,866.

We estimate we will need approximately $1,000,000 in additional capital during 2005 in order to complete our product development and, in turn, generate sales of our new products such as our CyberTracker, Quantum Sniffer and CyberRad. This offering is intended to address that problem. If revenues continue to increase during 2005, we may have sufficient cash flow from operations. During the nine-months ended September 30, 2005, we had a negative $1,586,952 in cash flow used in operations.

Overall, we have funded our cash needs from inception through September 30, 2005, with a series of equity transactions and debt transactions primarily with related parties. With this equity financing, we are attempting to raise capital from unrelated third parties. The failure of this equity financing could have a material adverse effect on operations and financial condition.

We had cash on hand of $648,535 and working capital of $2,094,760 as of September 30, 2005. We had cash on hand of $10,147 and a working capital deficit of $125,624 as of September 30, 2004. Our working capital is primarily due to inventory, capitalized software, cash and accounts receivable less current obligations in accounts payable and accrued expenses and the current portion of notes payable. We will substantially rely on the existence of revenue from our business; however, we have no current or projected capital reserves that will sustain our business for the next 12 months. Currently, we have enough cash to fund our operations for about six months. This is based on current cash flows from operations and projected revenues. Also, if the projected revenues fall short of needed capital we may not be able to sustain our capital needs. We will then need to obtain additional capital through equity or debt financing to sustain operations for an additional year. A lack of significant revenues in 2006 will significantly affect our cash position and move us towards a position where the raising of additional funds through equity or debt financing, such as the current offering, will be necessary. Our current level of operations would require capital of approximately $1,000,000 to sustain operations through year 2006. Modifications to our business plans or a new retail location may require additional capital for us to operate. For example, if we are unable to raise additional capital in this current offering we may need to curtail our number of new product offerings or limit our marketing efforts to the most profitable geographical areas. This may result in lower revenues and market share for HISC. In addition, there can be no assurance that additional capital in the future will be available to us when needed or available on terms favorable to HISC.

On a long-term basis, liquidity is dependent on continuation and expansion of operations, receipt of revenues, and additional infusions of capital and debt financing. We are currently opening new product markets such as CyberTracker, CyberNoze and CyberRad. Our current capital and revenues are insufficient to fund such expansion. If we choose to launch such an expansion campaign, we will require substantially more capital. The funds raised from this offering will also be used to market our products and services as well as expand operations and contribute to working capital. However, there can be no assurance that we will be able to obtain additional equity or debt financing in the future, if at all. If we are unable to raise additional capital, our growth potential will be adversely affected and we will have to significantly modify our plans. For example, if we unable to raise sufficient capital to develop our business plan, we may need to:

•	Curtail present product launches
•	Forego or postpone opening new product lines, or
•	Limit our future marketing efforts to areas that we believe would be the most profitable.

Demand for the products and services will be dependent on, among other things, market acceptance of our products and general economic conditions, which are cyclical in nature. Inasmuch as a major portion of our activities is the receipt of revenues from the sales of our products, our business operations may be adversely affected by our competitors and prolonged recession periods.

DESCRIPTION OF PROPERTY

Our main corporate office is located at One Town Square Boulevard, Suite 347, Asheville, North Carolina 28803. We share this 689 square foot space with Scenic Media, and pay no rent for our use of this space, although we have use of the entire premises. Scenic Media is a company owned by Frank Moody, an affiliate of ours and it is the tenant under the lease for this office space. We currently do not pay rent to Scenic Media.

Our operations and technology office is located at Two Town Square Boulevard, Suite 245, Asheville, North Carolina 28803. This office consists of 697 square feet, which we are leasing for a twenty-six month term running from June 1, 2005 to July 31, 2007. Pursuant to the terms of our lease, for the period from June 1, 2005 to May 31, 2006, we are paying a monthly rental amount of $1,375, or $16,500 annually. For the period from June 1, 2006 to May 31, 2007, we will pay $1,443.75 per month, or $17,325 annually. For the period from June 1, 2007 to July 31, 2007, we will pay $1,515.92 per month, or $18,191 annually.

The Nextel Relations office of HISC is located at Two Town Square Boulevard, Suite 249, Asheville, North Carolina 28803. This office consists of 136 square feet, which we are leasing for a two-year term running from July 5, 2005 to July 31, 2007. Pursuant to the terms of our lease, for the period from July 5, 2005 to July 31, 2006, we are paying a monthly rental amount of $375, or $4,500 annually. For the period from July 1, 2006 to July 31, 2007, we will pay $393.75 per month, or $4,725 annually.

Our three retail store operations are located throughout the Asheville, North Carolina surrounding area. The retail locations consist of 1,200, 1,500 and 1,566 square feet, respectively, which we are leasing on a month-to-month lease at $875 per month, month-to-month lease at $1,000 per month and a five year lease term running from June 1, 2005 to May 31, 2010 with the annual payments as disclosed below, respectively. Pursuant to the terms of our retail store leases, other than the two leases that are currently month-to-month, the third lease is for the period from June 1, 2005 to May 31, 2010. This lease has the following minimum lease commitments: $21,141 in year one, $21,924 in year two, $22,707 in year three, $23,490 in year four, $24,273 in year five and $133,110 thereafter, if the option to renew is exercised.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the first quarter of 2005, we issued 1,500,000 Series A preferred shares to each of Frank A. Moody, II, Brian D. Riley and Ian Riley for services rendered. We recorded an expense in the statement of operations for the three months ended March 31, 2005 of $151,000 equal to the fair value of services rendered during such quarter.

During the third quarter of 2005, we issued 3,000,000 Series A preferred shares to each of Frank A. Moody, II, Brian D. Riley and Ian Riley in exchange for 291,350,000 common shares that were retired.

On September 1, 2005, we entered into various employment agreements with key personnel as discussed under the heading herein called “Organization Within Last Five Years”.

We have an unsecured note payable to a related party in the amount of $273,393 in principal that is due as of December 31, 2004. The note bears interest of 6.5% per annum and matures on February 5, 2009.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock began quotation on the Pink Sheets LLC ("Pink Sheets") on November 1, 2004 and is quoted under the symbol HISC.

The following table sets forth the range of bid prices of our common stock as quoted on the Pink Sheets LLC during the periods indicated. The prices reported represent prices between dealers, do not include markups, markdowns or commissions and do not necessarily represent actual transactions.

	High	Low
07/01/2004 to 09/30/2004	(1)	(1)
10/01/2004 to 12/31/2004	$0.10	$0.01

01/01/2005 to 03/31/2005	$0.01	$0.002
04/01/2005 to 06/30/2005	$0.05	$0.009
07/01/2005 to 09/30/2005	$0.14	$0.06

(1) Information not available.

Our common shares are issued in registered form. Transfer Online in Portland, Oregon, is the registrar and transfer agent for our common stock.

As of September 30, 2005, there were 188 holders of record of 769,739,998 outstanding shares of common stock of HISC, not including approximately 9,500 holders of our shares in street name.

Dividends

We have not previously paid any cash dividends on its common stock and do not anticipate paying dividends on its common stock in the foreseeable future. It is the present intention of management to retain any earnings to provide funds for the operation and expansion of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our results of operation, financial condition, contractual and legal restrictions and other factors the board of directors deem relevant.

Penny Stock Characterization

Our Shares are "penny stocks" within the definition of that term as contained in the Securities Exchange Act of 1934, which are generally equity securities with a price of less than $5.00. Our shares will then be subject to rules that impose sales practice and disclosure requirements on certain broker-dealers who engage in certain transactions involving a penny stock. These will impose restrictions on the marketability of the common stock.

Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or "accredited investor" must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Generally, an individual with a net worth in excess of $5,000,000 or annual income exceeding $200,000 individually or $300,000 together with his or her spouse is considered an accredited investor. In addition, unless the broker-dealer or the transaction is otherwise exempt, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the Registered Representative and current bid and offer quotations for the securities. In addition a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account, the account’s value and information regarding the limited market in penny stocks. As a result of these regulations, the ability of broker-dealers to sell our stock may affect the Selling Stockholders or other or other holders seeking to sell their shares in the secondary market. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. These additional sales practice and disclosure requirements could impede the sale of our securities. In addition, the liquidity for our securities may be adversely affected, with concomitant adverse affects on the price of our securities.

There are 60,000,000 outstanding options to purchase shares of our common stock.

Agreements to Register

Not applicable.

Shares Eligible for Future Sale

Upon effectiveness of this registration statement, the 187,000,000 shares of common stock sold in this offering will be freely tradable without restrictions under the Securities Act of 1933, except for any shares held by our "affiliates", which will be restricted by the resale limitations of Rule 144 under the Securities Act of 1933.

In general, under Rule 144 as currently in effect, any of our affiliates and any person or persons whose sales are aggregated who has beneficially owned his or her restricted shares for at least one year, may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also affected by limitations on manner of sale, notice requirements, and availability of current public information about us. Non-affiliates who have held their restricted shares for two years may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding such sale.

Further, Rule 144A as currently in effect, in general, permits unlimited resales of restricted securities of any issuer provided that the purchaser is an institution that owns and invests on a discretionary basis at least $100 million in securities or is a registered broker-dealer that owns and invests $10 million in securities. Rule 144A allows our existing stockholders to sell their shares of common stock to such institutions and registered broker-dealers without regard to any volume or other restrictions. Unlike under Rule 144, restricted securities sold under Rule 144A to non-affiliates do not lose their status as restricted securities.

Currently, approximately 7,697,400 shares of our common stock are available for sale in accordance with the provisions of Rule 144. Additionally, future sales of stock owned by our affiliates may be permitted according to Rule 144. The availability for sale of substantial amounts of common stock under Rule 144 could adversely affect prevailing market prices for our securities.

EXECUTIVE COMPENSATION

No compensation in excess of $100,000 was awarded to, earned by, or paid to any executive officer of HISC during the year 2004, except as described below. The following table and the accompanying notes provide summary information for the last year concerning cash and non-cash compensation paid or accrued by our chief executive officer and other executive officers earning in excess of $100,000 for the past three years.

SUMMARY COMPENSATION TABLE

Name of officer	Year	Salary	Bonus	Other Annual Compen-sation	Restricted Stock Award(US$)	Securities Underlying Options (in shares)	LTIP payouts	All Other Compen- sation

Frank Moody, President, CEO & Director	2004	-	-	-	-	-	-	-
	2003	-	-	-	-	-	-	-
Brian Riley, CIO & Director	2004	-	-	-	-	-
	2003	-	-	-	-	-	-	-
J. Ian Riley, Chief Technology Officer & Director	2004	-	-	-	-	-	-	-
	2003	-	-	-	-	-	-	-
Fredrick W. Wicks, COO & Director	2004	-	-	-	-	-	-	-
	2003	-	-	-	-	-	-	-
Chris Panel, Director	2004	-	-	-	-	-	-	-
	2003	-	-	-	-	-	-	-
Other Staff	2004	-	-	-	-	-	-	-
	2003	-	-	-	-	-	-	-
TOTAL	2004	-	-	-	-	-	-	-
	2003	-	-	-	-	-	-	-

Compensation of Directors

We have not committed ourselves to compensate each of its Board of Directors with shares of its common stock for participation in Board meeting. Board members typically meet on a bi-monthly basis.

FINANCIAL STATEMENTS

INDEX TO FINANCIAL STATEMENTS

Homeland Integrated Security Systems, Inc.

Unaudited Condensed Consolidated Nine-Month Financial Statements

Consolidated Balance Sheet
At September 30, 2005

Assets:
Current assets
Cash	$648,535
Accounts receivable	727,820
Inventory	559,847
Capitalized software	995,752
Other current assets	3,646

Total current assets	2,935,600

Fixed assets
Equipment	218,576
Leasehold improvements	163,473
Accumulated depreciation	(27,395)

Total fixed assets	354,654

Other assets
Deposits	17,378

Total other assets	17,378

Total assets	$3,307,632

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$5,472
Other current liabilities	235,368

Total current liabilities	240,840

Long-term liabilities	564,866

Total liabilities	805,706

Stockholders' Equity
Common stock, $.00001 par value	7,562
Convertible preferred stock series A, 10,000,000 shares authorized, $.001 par value (1 preferred = 100 common)	14,015
Convertible preferred stock series B, 100,000,000 shares authorized, $.001 par value (1 preferred = 10 common)	20,654
Convertible preferred stock series C, 10,000,000 shares authorized, $.001 par value (1 preferred = 1 common)	1,095
Additional paid-in capital	2,773,864
Retained deficit	(315,264)

Total stockholders' equity	2,501,926

Total liabilities and stockholders' equity	$3,307,632

The accompanying notes are an integral part of these financial statements.

Homeland Integrated Security Systems, Inc.

Unaudited Condensed Consolidated Nine-Month Financial Statements

Consolidated Statements of Operations
For the Three Months and Nine Months Ended September 30, 2005

	Three months ended	Nine months ended
	9/30/2005	9/30/2005

Sales	$880,670	$1,315,740

Cost of goods sold	(321,401)	(481,612)

Gross profit	559,269	834,128

Selling, general and administrative expenses	539,854	1,049,722

Net ordinary income (loss)	19,415	(215,594)

Other expense
Other expense	-	(11,508)

Total other expense	-	(11,508)

Net income (loss)	$19,415	$(227,102)

The accompanying notes are an integral part of these financial statements.

Homeland Integrated Security Systems, Inc.

Unaudited Condensed Consolidated Nine-Month Financial Statements

HOMELAND INTEGRATED SECURITY SYSTEMS, INC. AND SUB.
Consolidated Statement of Stockholders' Equity
For the Nine Months Ended September 30, 2005

			Series A		Series B		Series C
	Common		Preferred		Preferred		Preferred
	Stock		Stock	Series A	Stock	Series B	Stock	Series C	Additional
	(Par Value	Common	(Par Value	Preferred	(Par Value	Preferred	(Par Value	Preferred	Paid in	Retained
	$.00001)	Shares	$.001)	Shares	$.001)	Shares	$.001)	Shares	Capital	(Deficit)

Balances, January 1, 2005	$4,010	400,950,188	$-	-	$-	-	$-	-	$210,358	$(88,162)

Preferred stock issued to officers and directors for services	$-	-	$4,500	4,500,000	$-	-	$-	-	$151,000	$-

Common stock issued to investors for cash received	$7,496	749,628,827	$-	-	$-	-	$-	-	$1,308,603	$-

Preferred stock series A issued to directors in exchange for common stock	$(2,914)	(291,350,000)	$9,515	9,515,000	$-	-	$-	-	$-	$-

Preferred stock series B issued in exchange for common stock	$(1,033)	(103,270,835)	$-	-	$20,654	20,654,167	$-	-	$-	$-

Preferred stock series C issued to investors for cash received	$-	-	$-	-	$-	-	$100	100,000	$99,900	$-

Preferred stock series C issued to investors for conversion of notes	$-	-	$-	-	$-	-	$995	995,000	$994,005	$-

Common stock issued for services received	$2	181,818	$-	-	$-	-	$-	-	$9,998	$-

Net loss for period	-	-	-	-	-	-	-	-	-	$(227,102)

Balances, September 30, 2005	$7,562	756,139,998	$14,015	14,015,000	$20,654	20,654,167	$1,095	1,095,000	$2,773,864	$(315,264)

The accompanying notes are an integral part of these financial statements.

Homeland Integrated Security Systems, Inc.

Unaudited Condensed Consolidated Nine-Month Financial Statements

HOMELAND INTEGRATED SECURITY SYSTEMS, INC. AND SUBSIDIARY
Consolidated Statement of Cash Flows
For the nine months ended September 30, 2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(227,102)
Adjustments to reconcile net (loss) to net cash
(used in) operating activities:
Preferred stock issued for services	151,000
Common stock issued for services	10,000
Depreciation	27,395
(Increase) decrease in operating assets:
Accounts receivable, net	(28,761)
Inventory	(559,847)
Capitalized software	(995,752)
Other current assets	213,028
Increase (decrease) in operating liabilities:
Accounts payables, accrued expenses and other current liabilities	(176,912)
NET CASH (USED IN) OPERATING ACTIVITIES	(1,586,952)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed assets	(81,386)
NET CASH (USED IN) INVESTING ACTIVITIES	(81,386)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long term debt	(198,497)
Proceeds from issuance of notes payable, converted into preferred series C	995,000
Proceeds from sales of preferred stock series C	100,000
Proceeds from sales of common stock	1,316,099
NET CASH PROVIDED BY FINANCING ACTIVITIES	2,212,602

NET INCREASE IN CASH AND CASH EQUIVALENTS	544,265

CASH AND CASH EQUIVALENTS:
Beginning of period	104,270

End of period	$648,535

SUPPLEMENTAL CASH FLOW DISCLOSURES AND NON-CASH
FINANCING INFORMATION:
Preferred stock issued for services	$151,000
Common stock issued for services	$10,000
Cash paid during the period for interest	$-
Cash paid during the period for income taxes	$-
Preferred stock Series C issued for conversion of notes payable	$995,000

The accompanying notes are an integral part of these financial statements

Homeland Integrated Security Systems, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

NOTE 1—BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

In the opinion of management, the unaudited condensed consolidated financial statements contain all adjustments consisting only of normal recurring accruals considered necessary to present fairly the Company's financial position at September 30, 2005 and the results of operations for the period ended September 30, 2005.

Management’s Use of Estimates - The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments - The carrying amounts of financial instruments including other current assets, accounts payable and other current liabilities approximated fair value because of the immediate short-term maturity of these instruments.

Income Taxes - Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of deferred taxes related primarily to differences between the basis of certain assets and liabilities for financial and tax reporting and net operating loss-carry forwards. Deferred taxes represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

The income tax benefit consists of taxes currently refundable due to net operating loss carry back provisions less the effects of accelerated depreciation for the federal government. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or the entire deferred tax asset will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates on the date of enactment.

Earnings (Loss) Per Share - The Company reports earnings (loss) per share in accordance with Statement of Financial Accounting Standard (SFAS) No.128. This statement requires dual presentation of basic and diluted earnings (loss) with a reconciliation of the numerator and denominator of the loss per share computations. Basic earnings per share amounts are based on the weighted average shares of common outstanding. If applicable, diluted earnings per share assume the conversion, exercise or issuance of all common stock instruments such as options, warrants and convertible securities, unless the effect is to reduce a loss or increase earnings per share. Accordingly, this presentation has been adopted for the periods presented. There were no

Homeland Integrated Security Systems, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

NOTE 1—BASIS OF PRESENTATION (CONT’D)

Earnings (Loss) Per Share (Cont’d)
adjustments required to net income for the period presented in the computation of diluted earnings per share. There were no common stock equivalents (CSE) necessary for the computation of diluted loss per share.

Fixed Assets - Fixed assets are recorded at cost and include expenditures that substantially increase the productive lives of the existing assets. Maintenance and repair costs are expensed as incurred. Depreciation is provided using the straight-line method. Depreciation of property and equipment is calculated over the management prescribed recovery periods, which range from 5 years for equipment to 7 years for furniture and fixtures.

When a fixed asset is disposed of, its cost and related accumulated depreciation are removed from the accounts. The difference between undepreciated cost and proceeds from disposition is recorded as a gain or loss.

Advertising Costs - Advertising costs are expensed as incurred. The Company does not incur any direct-response advertising costs.

Revenue Recognition - Revenue is recognized when products are shipped or at point-of-sale in the stores i.e. when earned and measurable and when services are performed.

Comprehensive Income (Loss) - The Company adopted Financial Accounting Standards Board Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income”, which establishes standards for the reporting and display of comprehensive income and its components in the consolidated financial statements. There were no items of comprehensive income (loss) applicable to the Company during the year covered in the consolidated financial statements.

Long-Lived Assets - In accordance with Financial Accounting Standards Board Statement of Financial Accounting Standard No.121 “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of”, the carrying value of long-lived assets is reviewed by management on a regular basis for the existence of facts or circumstances, both internally and externally, that may suggest impairment. To date, no such impairment has been indicated. Should there be impairment in the future; the Company will recognize the amount of the impairment based on discounted expected consolidated future cash flows from the impaired assets.

Cash and Cash Equivalents - For purposes of the Consolidated Statements of Cash Flows, the Company considers liquid investments with an original maturity of three months or less to be cash equivalents.

Uninsured Deposits - At various times during the period, the Company maintained a bank account balance that exceeded federally insured limits.

Homeland Integrated Security Systems, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

NOTE 1—BASIS OF PRESENTATION (CONT’D)

Recent Accounting Pronouncements - In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities". FIN No. 46 requires the consolidation of entities that cannot finance their activities without the support of other parties and that lack certain characteristics of a controlling interest, such as the ability to make decisions about the entity's activities via voting rights or similar rights. The entity that consolidates the variable interest entity is the primary beneficiary of the entity's activities. FIN No. 46 applies immediately to variable interest entities created after January 31, 2003, and must be applied in the first period beginning after June 15, 2003 for entities in which an enterprise holds a variable interest entity that it acquired before February 1, 2003. The adoption of this standard did not have an impact on the Company's financial statements.

In January 2003, the EITF released Issue No. 00-21, ("EITF 00-21"), "Revenue Arrangements with Multiple Deliveries", which addressed certain aspects of the accounting by a vendor for arrangement under which it will perform multiple revenue-generating activities. Specifically, EITF 00-21 addresses whether an arrangement contains more than one unit of accounting and the measurement and allocation to the separate units of accounting in the arrangement. EITF 00-21 is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The adoption of this standard did not have an impact on the Company's financial statements.

In May 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The adoption of this standard did not have an impact on the Company's financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for how companies classify and measure certain financial instruments with characteristics of both liabilities and equity. It requires companies to classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003. The standard did not impact the Company's financial statements.

In December 2004, the FASB issued SFAS No. 123(R), "Accounting for Stock-Based Compensation". SFAS No. 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SGAS 123(R) requires that the fair value of such equity instruments be recognized as expense in the historical financial statements as services are performed. Prior to SFAS 123(R), only certain pro-forma disclosures of fair value were required. SFAS 123(R) shall be effective for the Company as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. The adoption of this new accounting

Homeland Integrated Security Systems, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

NOTE 1—BASIS OF PRESENTATION (CONT’D)

pronouncement is expected to have a material impact on the financial statements of the Company commencing with the third quarter of the year ending September 30, 2006. Small business issuers need not comply with the new standard until fiscal periods beginning after December 15, 2005. The Company already records the expense of employee stock options for annual and quarterly periods on fair value calculation according to SFAS No.123.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs” (SFAS 151). This Statement amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). SFAS 151 requires that those items be recognized as current-period charges. In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of SFAS No. 151 are effective for inventory costs incurred in fiscal years beginning after June 15, 2005.

In December 2003, the issued Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition,” rescinded the accounting guidance contained in SAB No. 101, “Revenue Recognition in Financial Statements,” and incorporated the body of previously issued guidance related to multiple-element revenue arrangements. The Company’s adoption of SAB No. 104 did not have any impact on its consolidated financial statements.

In March 2004, the FASB ratified EITF Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments” (“EITF 03-1”), but delayed the recognition and measurement provisions of EITF 03-1 in September 2004. For reporting periods beginning after June 14, 2004, only the disclosure requirements for available-for-sale securities and cost method investments are required. The Company’s adoption of the requirements did not have a significant impact on the Company’s consolidated disclosures.

In July 2004, the FASB issued EITF Issue No. 02-14, “Whether an Investor Should Apply the Equity Method of Accounting to Investments Other than Common Stock” (“EITF 02-14”). EITF 02-14 requires application of the equity method of accounting when an investor is able to exert significant influence over operating and financial policies of an investee through ownership of common stock or in-substance common stock. EITF 02-14 is effective for reporting periods beginning after September 15, 2004. The adoption of EITF 02-14 will not have a significant impact on the Company’s consolidated financial statements.

NOTE 2—STOCKHOLDERS’ EQUITY

During the nine months ended September 30, 2005, the Company issued 4,500,000 convertible preferred shares to officers and directors for services rendered. The shares are convertible into common stock at a rate of one preferred share into 100 common shares and were valued based on the market prices at the time of issuances, or an aggregate of $151,000. The common shares that were originally issued were converted into preferred shares by the Company’s officers and directors.

Homeland Integrated Security Systems, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

NOTE 2—STOCKHOLDERS’ EQUITY (CONT’D)

During the nine months ended September 30, 2005, the Company issued 749,628,827 common shares in exchange for $1,316,099 pursuant to a private stock offering.

During the nine months ended September 30, 2005, the Company issued 9,515,000 Series A preferred shares in exchange for 291,350,000 common shares.

During the nine months ended September 30, 2005, the Company issued 20,654,167 Series B preferred shares in exchange for 103,270,835.

During the nine months ended September 30, 2005, the Company issued 181,818 common shares in exchange for services rendered in the amount of $10,000.

During the nine months ended September 30, 2005, the Company issued 100,000 Series C preferred shares in exchange for $100,000 pursuant to a private stock offering.

During the nine months ended September 30, 2005, the Company issued 995,000 Series C preferred shares in exchange for conversion of notes payable for which the issuance of the notes originally generated cash proceeds to the Company in the amount of $995,000.

NOTE 3—PURCHASE ORDERS

The Company received an order for the patent-pending CyberTracker. The blanket purchase order was issued by Pro.Sec, a Middle Eastern security company, for 5,000 CyberTrackers at a base price of $499.99 per unit. The order translates to $2.5 million in revenue backlog for the hardware, which does not include subsequent fees for the software and service. The Company expects to begin shipments to Pro.Sec in the fourth quarter of 2005.

Through this sale, the Company has entered a worldwide market for the CyberTracker. The newest version of the CyberTracker will be able to operate on a GSM network, which is available in more than 170 countries worldwide, including the United States.

In addition to the aforementioned purchase order, the Company received another blanket purchase order from Pro.Sec to purchase over $5.5 million of explosives detection equipment. The explosives detection equipment is distributed in the Middle East through the Company’s CyberNoze security division. Pro.Sec is expected to use the CyberNoze promoted explosives detection equipment for security and protection of commercial buildings and government installations. This significant order for explosives detection equipment is in addition to the recently announced $2.5 million purchase order from Pro.Sec for the Company's patent pending CyberTracker security device and is added to the backlog for future revenue recognition. See also “Risk Factors” section, beginning on page 10, for other decision useful information regarding these purchase orders.

Homeland Integrated Security Systems, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

NOTE 3—PURCHASE ORDERS (CONT’D

The Company received a commitment from an unrelated party during this period to provide the Company with commercial financing services. This entity will provide the Company with purchase order and receivables financing as orders are obtained.

NOTE 4—SIGNIFICANT CONTRACT

The Company, a leading provider of wireless security solutions and products for the national security industry, executed an exclusive distributor agreement with Implant Sciences Corporation (AMEX:IMX) for the marketing, distribution, and service of Implant's revolutionary Quantum Sniffer handheld and desktop explosives detection equipment. The Quantum Sniffer will be distributed through the Company’s CyberNoze security division. The Company has taken delivery of units for introduction into its exclusive territory of Lebanon, and will seek to expand the geographic presence of the CyberNoze promoted explosives detection product throughout the Middle East.

Implant's Quantum Sniffer technology is differentiated from competitive products as a result of being a non-contact device that detects most explosives vapors directly, as opposed to hand wiping of all trace explosives particles, as competitive products presently do. In countries such as Lebanon, having regional instability and anti-terrorism issues, CyberNoze will promote this technology for use in the detection of trace residues of explosives materials for aviation and transportation security, protection of high threat facilities, infrastructure, customs and border protection, and cargo screening.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and
Stockholders of Homeland Integrated Security Systems, Inc. and Subsidiary

We have audited the accompanying balance sheets of Homeland Integrated Security Systems, Inc. and Subsidiary as of December 31, 2004, and the related statements of income, stockholders’ equity and comprehensive income, and cash flows for the years ended December 31, 2004 and 2003. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Homeland Integrated Security Systems, Inc. and Subsidiary as of December 31, 2004, and the results of its operations and its cash flows for the years ended December 31, 2004 and 2003 in conformity with accounting principles generally accepted in the United States of America.

Traci J. Anderson, CPA

September 26. 2005

Homeland Integrated Security Systems, Inc.

Audited Consolidated Financial Statements

BALANCE SHEET
As of December 31, 2004

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$40,739
Accounts Receivable	46,073
Capitalized Software	28,600
TOTAL CURRENT ASSETS	115,412
FIXED ASSETS
Equipment	97,819
Leasehold Improvements	80,962
Accumulated Depreciation	(84,941)
TOTAL FIXED ASSETS	93,840
TOTAL ASSETS	$209,252

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
Payroll Tax Accrual for Interest and Penalties	236,731
Payroll Tax Liability	200,203
Interest Payable	135,697
Sales Tax Payable	2,128
Notes Payable—Current Portion	454,192
TOTAL CURRENT LIABILITIES	1,028,951
LONG-TERM LIABILITIES
Notes Payable	211,541
TOTAL LONG-TERM LIABILITIES	211,541
TOTAL LIABILITIES	1,240,492
STOCKHOLDERS' DEFICIT
Common stock (.00001 par value, 10,000,000,000 shares authorized,
327,692,195 issued and outstanding at December 31, 2004)	3,277
Additional Paid in Capital	531,492
Retained Deficit	(1,566,009)

TOTAL STOCKHOLDERS' DEFICIT	(1,031,240)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$209,252

The accompanying notes are an integral part of these financial statements.

Homeland Integrated Security Systems, Inc.

Audited Consolidated Financial Statements

CONSOLIDATED STATEMENT OF OPERATIONS
For the years ended December 31, 2004 and 2003

	2004	2003
SALES AND COST OF SALES:
Sales	$855,215	$999,081
Cost of sales	386,811	408,713
Gross Profit	468,404	590,368

OPERATING EXPENSES:
Selling, general and administrative	872,553	845,942
Consulting fees	280,488	-
	1,153,041	845,942

OTHER EXPENSE:
Interest expense	141,741	14,619

NET LOSS	$(826,378)	$(270,193)

Net Loss Per Common Share
Basic & Fully Diluted	$(0.01)	$(0.76)

Weighted Average Common
Shares Outstanding	61,929,461	355,076

The accompanying notes are an integral part of these financial statements.

Homeland Integrated Security Systems, Inc.

Audited Consolidated Financial Statements

STATEMENTS OF CASH FLOWS
For the years ended December 31, 2004 and 2003

	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(826,378)	$(270,193)
Adjustments to reconcile net loss to net
cash (used in) operating activities:
Depreciation	14,760	23,699
Accounts receivable	11,811	80,238
Employee Advances	3,400	(1,900)
Inventory	-	(83,150)
Capitalized Software	28,600	-
Payroll Liabilities	46,132	115,007
Payroll Tax Accrual	236,731	-
Interest Payable	135,697	-
Sales Tax Payables	(3,087)	(2,229)
Deposits	(19,074)	(3,675)
Current Portion/Other Payables	272,120	(17,892)

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(99,288)	(160,095)

CASH FLOWS FROM INVESTMENT ACTIVITIES:
Leasehold Improvements	-	(13,605)
Purchase of property and equipment	-	(9,856)
NET CASH (USED IN) INVESTMENT ACTIVITIES	-	(23,461)

CASH FLOWS FROM FINANCING ACTIVITIES:
Note Payables	(355,195)	25,165
Stock Proceeds	495,547	-
NET CASH PROVIDED BY FINANCING ACTIVITIES	140,352	25,165

NET INCREASE IN CASH AND
CASH EQUIVALENTS	41,064	(158,391)

CASH AND CASH EQUIVALENTS:
Beginning of period	(325)	(8,234)

End of period	$40,739	$(166,625)

The accompanying notes are an integral part of these financial statements.

Homeland Integrated Security Systems, Inc.

Audited Consolidated Financial Statements

CONSOLDIATED STATEMENT OF STOCKHOLDERS' EQUITY
For the years ended December 31, 2004 and 2003

	Common	Common	Additional
	Shares	Stock	Paid-in	Retained
	(000's)		$Capital	Deficit
Balances, January 1, 2003	-	$-	$-	$-
Issuance of shares	774,711	8	9,992	(469,438)
Net Income (loss) for the year	-	-	-	(270,193)
Balances, December 31, 2003	774,711	$8	$9,992	$(739,631)
Issuance of shares	326,917,484	3,269	521,500	-
Net income (loss) for the year	-	-	-	(826,378)
Balances, December 31, 2004	327,692,195	$3,277	$531,492	$(1,566,009)

The accompanying notes are an integral part of these financial statements.

Homeland Integrated Security Systems, Inc.

Notes to Audited Consolidated Financial Statements

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Activity—Homeland Integrated Security Systems and Subsidiary was incorporated in the state of Florida on August 10, 2004. In 2004, the predecessor company to Homeland Integrated Security System, Inc., J.T.T. In late 2004, Homeland Integrated Security Systems, Inc. merged with BBI Computer Solutions, Inc. d/b/a Cyber Cynergy, a technology company with a unique wireless tracking device called CyberTracker. Homeland Integrated Security Systems, Inc. (The Company) is a high technology company that has evolved to meet the challenge of elevating security for The United States and its trading partners while at the same time improving commerce. The Company provides integrated systems to National and International Port Authorities, airports, train stations, military, and government facilities and inter-modal carriers. The Company also has a retail division which provides technology solutions including cellular services, data transmissions, networking and custom computer solutions. The Company utilizes strategic partnerships to provide state-of-the art technology for its unique applications.

Cash and Cash Equivalents—For purposes of the Consolidated Statement of Cash Flows, the Company considers liquid investments with an original maturity of three months or less to be cash equivalents.

Management’s Use of Estimates—The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition—The Company’s revenue is recognized when products are shipped or at point-of-sale in the stores. Revenue is recognized when earned and measurable and when services are performed.

Capitalized Software—The Company’s capitalized software assets include certain external direct costs of materials and services consumed in developing internal-use software. These costs include payroll and payroll-related costs for employees and contractors who are directly associated with and who devote time to the internal-use computer software project (to the extent of the item spent directly on the project) during the application development stage. Training costs, data conversion costs, internal costs for upgrades and enhancements, and internal costs incurred for maintenance are all expensed as incurred. General and administrative costs and overhead costs are also expensed as incurred. The assets will commence amortization when the asset is considered to be in the post-implementation phase (i.e. when the development of internal use software is completed). This post-implementation phase has yet to be determined.

Homeland Integrated Security Systems, Inc.

Notes to Audited Consolidated Financial Statements

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Comprehensive Income (Loss)—The Company adopted Financial Accounting Standards Board Statement of Financial Accounting Standards (SFAS) No. 130, “Reporting Comprehensive Income”, which establishes standards for the reporting and display of comprehensive income and its components in the consolidated financial statements. There were no items of comprehensive income (loss) applicable to the Company during the periods covered in the consolidated financial statements.

Advertising Costs—advertising costs are expensed as incurred. The Company does not incur any direct-response advertising costs. Advertising expense totaled $1,203 and $ for the years ended December 31, 2004 and 2003, respectively.

Net Loss per Common Share—Statement of Financial Accounting Standard (SFAS) No. 128 requires dual presentation of basic and diluted earnings per share (EPS) with a reconciliation of the numerator and denominator of the EPS computations. Basic earnings per share amounts are based on the weighted average shares of common stock outstanding. If applicable, diluted earnings per share would assume the conversion, exercise or issuance of all potential common stock instruments such as options, warrants and convertible securities, unless the effect is to reduce a loss or increase earnings per share. Accordingly, this presentation has been adopted for the period presented. There were no adjustments required to net loss for the period presented in the computation of diluted earnings per share.

Income Taxes—Income taxes are provided in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, “Accounting for Income Taxes.” A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss-carryforwards.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that, and some portion or the entire deferred tax asset will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates on the date of enactment.

Fair Value of Financial Instruments—The carrying amounts reported in the consolidated balance sheet for cash, accounts receivable and payable approximate fair value based on the short-term maturity of these instruments.

Accounts Receivable—Accounts deemed uncollectible are written off in the year they become uncollectible. No receivables were deemed uncollectible as of December 31, 2004.

Impairment of Long-Lived Assets—The Company evaluated the recoverability of its property and equipment, and other assets in accordance with Statements of Financial Accounting Standards (SFAS) No. 121, “Accounting for the Impairment of Long-Lived Assets to be Disposed of” which requires recognition of impairment of long-lived assets in the event the net book value of such

Homeland Integrated Security Systems, Inc.

Notes to Audited Consolidated Financial Statements

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Impairment of Long-Lived Assets (Cont’d)
assets exceed the estimated future undiscounted cash flows attributable to such assets or the business to which such intangible assets relate.

Property and Equipment—Property and equipment is stated at cost. Depreciation is provided by the straight-line method over the estimated economic life of the property and equipment remaining from five to seven years.

Recent Accounting Pronouncements—In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 143, “Accounting for Asset Retirement Obligations” which addresses the accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated retirement costs. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value cannot be made. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company does not expect SFAS No. 143 to have a material effect on its consolidated financial condition or consolidated cash flows.

In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. SFAS No. 144 generally establishes a standard framework to measure the impairment of long-lived assets and expands the Accounting Principles Board (“APB”) 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions” to include a component of the entity (rather than a segment of the business). SFAS No.144 is effective for financial statements issued for fiscal years beginning after December 15, 2001. The Company does not expect SFAS No. 144 to have a material effect on its consolidated financial condition and consolidated cash flows.

In April of 2002, Statement of Financial Accounting Standards (SFAS) No. 145 was issued which rescinded SFAS Statements 4, 44, and 64, amended No. 13 and contained technical corrections. As a result of SFAS No. 145, gains and losses from extinguishments of debt will be classified as extraordinary items only if they meet the criteria in APB Opinion No. 30, that they are unusual and infrequent and not part of an entity’s recurring operations. The Company does not expect SFAS No. 145 to have a material effect on its financial condition or cash flows. The Company will adopt SFAS on January 1, 2004.

In July of 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (SFAS) No. 146, which addresses significant issues regarding the recognition, measurement, and reporting of costs that are associated with exit and disposal activities, including restructuring activities that are currently accounted for pursuant to the guidance that the Emerging Issues Task Force (EITF) has set forth in EITF Issue No. 94-3,

Homeland Integrated Security Systems, Inc.

Notes to Audited Consolidated Financial Statements

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Recent Accounting Pronouncements (cont’d)
“Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring).”

SFAS No. 146 revises the accounting for certain lease termination costs and employee termination benefits, which are generally recognized in connection with restructuring charges. The provisions of SFAS 146 are effective for exit or disposal activities that are initiated after December 31, 2002. The Company does not expect SFAS No. 146 to have an impact its financial statements once adopted on January 1, 2004.

In November 2002, the Financial Accounting Standards Board issued Interpretation No. 45 (FIN 45), “Guarantor’s Accounting and Disclosure Requirements for Guarantee, Including Indirect Guarantees or Indebtedness of Others”, which addresses the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees. FIN 45 also requires the recognition of a liability by a guarantor at the inception of certain guarantees that are entered into or modified after December 31, 2002.

In December 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (SFAS) No. 148, “Accounting for Stock-Based Compensation Transition and Disclosure”—an amendment to SFAS No. 123 (SFAS No. 148), which provides alternative methods of transition for companies voluntarily planning on implementing the fair value recognition provisions of SFAS No. 123. SFAS No. 148 also revises the disclosure provisions of SFAS No. 123 to require more prominent disclosure of the method of accounting for stock-based compensation, and requiring disclosure of pro forma net income and earnings per share as if the fair value recognition provisions of SFAS No. 123 had been applied from the original effective date of SFAS No. 123. The Company adopted the disclosures provisions of SFAS No. 148 for the quarters ending after December 15, 2002.

In January 2003, the EITF released Issue No. 00-21, (EITF 00-21), “Revenue Arrangements with Multiple Deliveries”, which addressed certain aspects of the accounting by a vendor for arrangement under which it will perform multiple revenue-generating activities. Specifically, EITF 00-21 addresses whether an arrangement contains more than one unit of accounting and the measurement and allocation to the separate units of accounting in the arrangement. EITF 00-21 is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The adoption of this standard will not have an impact on the Company’s financial statements.

In May 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The Company does not believe that there will be any impact on its financial statements.

Homeland Integrated Security Systems, Inc.

Notes to Audited Consolidated Financial Statements

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Recent Accounting Pronouncements (cont’d)
In May 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 establishes standards for how companies classify and measure certain financial with characteristics of both liabilities and equity. It requires companies to classify a financial instrument that is within its scope as a liability (or an asset in some characteristics). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003. The standard will not impact the Company’s financial statements.

NOTE B—SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental disclosures of cash flow information for the years ended December 31, 2004 and 2003 are summarized as follows:

Cash paid during the years for interest and income taxes:

 2004    2003
Income Taxes                        $    ---                     $   ---
Interest                                  $141,741                 $ 14,619

NOTE C—INCOME TAXES

Due to the operating loss and the inability to recognize an income tax benefit therefrom, there is no provision for current or deferred federal or state income taxes for the years ended December 31, 2004 and 2003.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for federal and state income tax purposes.

The Company’s total deferred tax asset, calculated using federal and state effective tax rates, as of December 31, 2004 is as follows:

Total deferred tax assets              $570,000
Valuation allowance   (570,000)

Net deferred tax asset      $   ----
                                                                           =======

Homeland Integrated Security Systems, Inc.

Notes to Audited Consolidated Financial Statements

NOTE C—INCOME TAXES (CONT’D)

The reconciliation of income taxes computed at the federal statutory income tax rate to total income taxes for the years ended December 31, 2004 and 2003 is as follows:
                                                                                                           2004  2003
Income tax computed at the federal statutory rate    34%   34%
State income taxes, net of federal tax benefit     4%   4%
Valuation allowance                                                                (38%)         (38%)
Total deferred tax asset                                                              0%   0%

Because of the Company’s lack of earnings history, the deferred tax asset has been fully offset by a valuation allowance. The valuation allowance increased (decreased) by $270,193 and $826,378 in 2004 and 2003, respectively.

As of December 31, 2004, the Company had federal and state net operating loss carryforwards in the amount of approximately $1,500,000, which expire at various times through the year 2025.

NOTE D—MERGER ACQUISITION

On December 16, 2004, the Company and its shareholders executed a Share Acquisition Agreement (the Merger Agreement), pursuant to which the Company agreed to merge with BBI Computer Solutions, Inc. (BBI). The Company acquired all of the issued and outstanding shares of BBI and BBI sold all of its issued and outstanding shares to the Company. BBI was acquired on a share exchange designed to be a tax free exchange under the rules and regulations of the Internal Revenue Service. BBI has become a wholly owned subsidiary of the Company. The Company issued 200,000,000 million restricted shares of common capital stock to BBI’s principal owners. Two designees of BBI were elected to the Board of Directors of the Company.

NOTE E—SEGMENT REPORTING

n June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information.” This statement requires companies to report information about operating segments in interim and annual consolidated financial statements. It also requires segment disclosures about products and services, geographic areas and major customers. The Company determined that it did not have any separately reportable operating segments as of December 31, 2004 and 2003.

NOTE F—EQUITY

During 2004, the Company issued 327,692,195 common shares.

Homeland Integrated Security Systems, Inc.

Notes to Audited Consolidated Financial Statements

NOTE G—COMMITMENTS

The Company leases its office and retail facilities. Payment due under the lease is $1,375 per month.

Rent expense was $52,238 and $149,547 in 2004 and 2003, respectively.

Future minimum rental payments as of December 31, 2004 in the aggregate and for each of the two succeeding years are as follows:

Year     Amount

2005     $37,641
2006      39,249
Total                            $76,890
                                                =====

NOTE H—NOTES PAYABLE

Notes payable at December 31, 2004 consist of the following:

Unsecured note payable to a related party.
Bearing 0% interest, due on demand      $5,000 *

Unsecured note payable to a related party.
Bearing 0% interest, due on demand                                                 177,072 *

Unsecured note payable to an unrelated party
Bearing 0% interest, due on demand.                                                 210,268 *

Unsecured demand note payable to a related party.
Bearing 6.5% interest. Matures February 5, 2009.                              273,393

Total                                  $665,733

Current Portion       $454,192

Long-term              $211,541

* On the 0% interest bearing notes, the Company imputed interest on the notes using a rate of 10%. The effects of these notes are included in the consolidated financial statements therein.

Homeland Integrated Security Systems, Inc.

Notes to Audited Consolidated Financial Statements

NOTE H—NOTES PAYABLE (CONT’D)

Principal maturities in each of the next five years are as follows:

Year	Amount

2005	$454,192
2006	60,330
2007	70,035
2008	74,725
2009	6,451
Total	$665,733

NOTE I—SUBSEQUENT EVENTS

In March 2005, the Company entered into a consulting services agreement with MJMM Investments, LLC. (MJMM). MJMM markets and promotes the Company to brokers and other investors. The agreement shall expire 6 months after the effective date. MJMM shall be compensated on a monthly basis in the amount of $50,000. If payment is made in stock, MJMM shall be entitled to receive $50,000 per month worth or free trading shares of the Company’s stock. The Company deposited 100,000,000 free trading shares 504 common stock in an escrow account for MJMM.

In March 2005, the Company increased its authorized common stock to 10 billion shares at $.00001 per share.

In March 2005, the Company entered into an agreement with A-Z Consulting, Inc. (A-Z Consulting). A-Z Consulting agreed to perform and review the Company’s 504 offering. A-Z Consulting will also assist with the preparation of Form D, Form E, etc… The Company paid A-Z Consulting for its services with a financial advisory fee of 20,000,000 shares of free-trading common stock based on the private placement memorandum.

In April 2005, the Company entered into an agreement with A-Z Consulting, Inc. (A-Z Consulting). A-Z Consulting will assist with the preparation of Form SB-2, including drafting of the registration statement, reviewing the Company’s corporate documents in preparation for filing the registration statement. The Company paid A-Z Consulting for its services a financial advisory fee of $29,500 and 19,000,000 common shares. The term of this agreement will end in 120 days from commencement of agreement.

Homeland Integrated Security Systems, Inc.

Notes to Audited Consolidated Financial Statements

NOTE I—SUBSEQUENT EVENTS (CONT’D)

In July 2005, the Company entered into an agreement with Big Apple Consulting USA, Inc. (Big Apple). Big Apple will provide consulting services for the Company. Big Apple will be compensated on a monthly basis in the amount of $50,000. If payment is to be made in stock, Big Apple shall be entitled to receive $50,000 per month worth of the Company’s common stock based upon the previous 10 day average closing bid price. The terms of this agreement shall commence on October 1, 2005.

Subsequent to year end, the Company’s board of directors and majority shareholders authorized and created new classes of Series A, B and C preferred stock.

In June 2005, the Company signed share exchange agreements with various consulting firms:

*Direct Consulting, Inc.--20,000,000 common shares exchanged for 4,000,000 Series B preferred shares.
*TPC Consulting, Inc.—20,000,000 common shares exchanged for 4,000,000 Series B preferred shares.
*Oceann, Inc.--13,270,833 common shares exchanged for 2,654,167 Series B preferred shares.
*Starr Consulting, Inc.--25,000,000 common shares exchanged for 5,000,000 Series B preferred shares.
*LSV & Associates--25,000,000 common shares exchanged for 5,000,000 Series B preferred shares.

In October 2005, the Company entered into a non-binding letter of intent with Actsoft, Inc. (Actsoft). The Company has offered to purchase all of the issued and outstanding stock of Actsoft. This represents a 100% ownership interest in Actsoft, Inc. The Company has offered to purchase this stock in exchange for $15,000,000 cash and $15,000,000 worth of its stock based on a price of $0.50 per share.

In September 2005, the Company entered into various employment agreements with key personnel.

NOTE J—OTHER

In August 2005, entered into new promissory notes:

Unsecured note payable to MJMM Investments, LLC in the amount of $100,000. The interest on the note is 5% per year. The term of the note is for one year from incurrence.

Homeland Integrated Security Systems, Inc.

Notes to Audited Consolidated Financial Statements

NOTE J—OTHER (CONT’D)

Unsecured note payable to MJMM Investments, LLC in the amount of $75,000. The interest on the note is 5% per year. The term of the note is for one year from incurrence.

Unsecured note payable to MJMM Investments, LLC in the amount of $120,000. The interest on the note is 5% per year. The term of the note is for one year from incurrence.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

The accounting firm of Traci J. Anderson, C.P.A. audited our financial statements. We have had no changes in or disagreements with our accountant

HOW TO GET MORE INFORMATION

We have filed with the Securities and Exchange Commission in Washington, DC, a registration statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the shares we are offering and we have amended the same with this registration statement on Forms SB-2. We are subject to the reporting and information requirements of the Securities Exchange Act of 1934, as amended, and are required to file reports pursuant to its provisions. This prospectus does not contain all of the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. Reference is hereby made to the registration statement and shares to which this prospectus relates. Copies of the registration statement and other information filed by us with the Commission can be inspected and copied at the public reference facilities maintained by the Commission in Washington, DC at Room 100, F Street, N.E., Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330 (1-800-732-0330). In addition, the Commission maintains a World Wide Web site that contains reports, proxy statements and other information regarding registrants, such as Homeland Integrated Security Systems, Inc., which are filed electronically with the Commission at the following Internet address: (http:www.sec.gov).

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Until _____________, 2005 (40 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
--------------------------------

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Prospectus Summary
The Offering
Risk Factors
Forward Looking Statements
Use of Proceeds
Dilution
Plan of Distribution
Legal Proceedings
Directors & Executive Officers
Security Ownership
Description of Securities
Interests of Named Experts
SEC’s Position on Indemnification
Description of Business
Management’s Discussion & Analysis
Description of Property
Certain Relationships and Related Transactions
Market for Common Stock
Executive Compensation
Financial Statements

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by HISC. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to whom it is unlawful to make such offer in any jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the HISC since such date.

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Homeland Integrated Security Systems, Inc.

Up To 187,000,000 Shares
Common Stock
$.00001 Par Value

---------------------
PROSPECTUS
---------------------

December 2, 2005

==============================================================

PART II

INFORMATION NOT REQUIRED TO BE INCLUDED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all out-of-pocket expenses, without consideration to future contingencies, incurred or expected to be incurred by us in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the out-of-pocket costs and expenses of this offering. Selling security holders will pay none of these offering expenses.

Item	Expense

SEC Registration Fee	$5,908.54
Legal Fees and Expenses*	$25,000.00
State Blue Sky Fees*	$10,000.00
Miscellaneous*	$3,854.40

Total*	$44,762.94

* Estimated Figure

RECENT SALES OF UNREGISTERED SECURITIES

A.	HISC RULE 504 OFFERING

From April to June, 2005, we issued 267,853,158 shares of common stock to six investors for an aggregate of $956,454.00 in proceeds in an offering that was exempt from registration under Rule 504 of Regulation D under the Securities Act of 1933, as amended. The investors were accredited investors with in the meaning of Rule 501(a) of the Securities Act, and the offering was made entirely to entities that were incorporated in or residents of the State of Pennsylvania.

B.	A-Z CONSULTING, INC.

On May 4, 2005, we issued 19,000,000 shares of our common stock to A-Z Consulting, Inc. for professional services, including:

•	Assistance in preparation of private offering documents
•	Compliance with state Blue Sky regulations
•	Compliance with the Securities and Exchange Commission's periodic reporting requirements
•	Tax and accounting services
•	EDGAR services
•	Preparation of interim financial information
•	Locating product vendors
•	Other consulting services

The value of the services rendered by A-Z Consulting, Inc. was approximately $86,000.

We valued the shares at $.003 per share, yielding an aggregate amount of $57,000.

The shares were recorded at fair values of the shares issued. The amounts were recognized as expenses in the three-month period ended June 30, 2005.

We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended. We made this offering based on the following facts: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) there was only one offeree, (3) the offeree has agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that it will not resell the stock unless its shares are registered or an exemption from registration is available; (4) the offeree was a sophisticated investor; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the offeree and our management.

C.	BIG APPLE CONSULTING USA, INC.

On November 29, 2005, we issued 8,000,000 shares of our common stock to Big Apple Consulting USA, Inc. for professional services, including:

•	Provide access to its database of brokers,
•	Market and promotion of our company to brokers,
•	Provide investor lead management services,
•	Facilitation of broker/investor conference calls,
•	Other consultative services

The value of the services rendered by Big Apple Consulting USA, Inc. was approximately $75,000 per month.

We valued the shares at $75,000 per month as per our contract with them.

The shares were recorded at fair values of the shares issued. The amounts were recognized as expenses in the three-month period ended December 31, 2005.

We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended. We made this offering based on the following facts: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) there was only one offeree, (3) the offeree has agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that it will not resell the stock unless its shares are registered or an exemption from registration is available; (4) the offeree was a sophisticated investor; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the offeree and our management.

D.	DIRECT CONSULTING, INC.

On May 3, 2005, we issued 45,000,000 shares of our common stock to Direct Consulting, Inc. pursuant to a Share Exchange Agreement. The common shares were originally owned in 2004 pursuant to the reverse merger into Second Colonial Mining.

We agreed to restrict the original shares and agreed to provide double the amount of shares in return for this.

We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended. We made this offering based on the following facts: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) there was only one offeree, (3) the offeree has agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that it will not resell the stock unless its shares are registered or an exemption from registration is available; (4) the offeree was a sophisticated investor; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the offeree and our management.

E.	TPC CONSULTING, INC.

On May 3, 2005, we issued 20,000,000 shares of our common stock to TPC Consulting, Inc. pursuant to a Share Exchange Agreement.

We agreed to restrict the original shares and agreed to provide double the amount of shares in return for this.

We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended. We made this offering based on the following facts: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) there was only one offeree, (3) the offeree has agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that it will not resell the stock unless its shares are registered or an exemption from registration is available; (4) the offeree was a sophisticated investor; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the offeree and our management.

F.	LS&V ASSOCIATES, INC.

On May 3, 2005, we issued 25,000,000 shares of our common stock to LS&V Associates, Inc. as a finder’s fee.

We valued the shares at $.003 per share, yielding an aggregate amount of $75,000.

The shares were recorded at fair values of the shares issued. The amounts were recognized as expenses in the three-month period ended June 30, 2005.

We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended. We made this offering based on the following facts: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) there was only one offeree, (3) the offeree has agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that it will not resell the stock unless its shares are registered or an exemption from registration is available; (4) the offeree was a sophisticated investor; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the offeree and our management.

G.	OCEANN, INC.

On April 29, 2005, May 19, 2005 and May 31, 2005 we issued 5,000,000, 4,280,000, and 4,000,000 shares of our common stock to Oceann, Inc. for sale of our stock to this investor in the amounts of $30,000, $51,250, and $60,000, respectively.

We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended. We made this offering based on the following facts: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) there was only one offeree, (3) the offeree has agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that it will not resell the stock unless its shares are registered or an exemption from registration is available; (4) the offeree was a sophisticated investor; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the offeree and our management.

H.	MJMM INVESTMENTS, LLC

On November 29, 2005, we issued 10,000,000 stock options for shares of our common stock to MJMM Investments LLC., a Pennsylvania Limited Liability company which is owned by Mark Kaley.

We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended. We made this offering based on the following facts: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) there was only one offeree, (3) the offeree has agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that it will not resell the stock unless its shares are registered or an exemption from registration is available; (4) the offeree was a sophisticated investor; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the offeree and our management.

I.	MANAGEMENT SOLUTIONS INTERNATIONAL, INC.

On November 29, 2005, we issued 10,000,000 stock options for shares of our common stock to Management Solutions International, Inc., a Florida corporation, which is owned by Big Apple Consulting USA, Inc.

We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended. We made this offering based on the following facts: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) there was only one offeree, (3) the offeree has agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that it will not resell the stock unless its shares are registered or an exemption from registration is available; (4) the offeree was a sophisticated investor; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the offeree and our management.

J.	SHARE ISSUANCE - ACQUISITION OF BBI COMPUTER SOLUTIONS, INC.

On December 16, 2004, we acquired BBI Computer Solutions, Inc., a North Carolina corporation, in a stock transaction whereby we issued 200,000,000 restricted common shares for all of the issued and outstanding stock of BBI Computer Solutions, Inc., a strategic acquisition for our business.

We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended. We made this offering based on the following facts: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) there was only one offeree, (3) the offeree has agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that it will not resell the stock unless its shares are registered or an exemption from registration is available; (4) the offeree was a sophisticated investor; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the offeree and our management.

K.	SHARE ISSUANCE - ACQUISITION OF C2, INC.

On December 16, 2004, we also acquired C2, Inc., a North Carolina corporation, in a stock transaction whereby we issued 50,000,000 restricted common shares for all of the issued and outstanding stock of C2, Inc., a strategic acquisition for our business.

We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended. We made this offering based on the following facts: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) there was only one offeree, (3) the offeree has agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that it will not resell the stock unless its shares are registered or an exemption from registration is available; (4) the offeree was a sophisticated investor; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the offeree and our management.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Articles of Incorporation and By-Laws of Homeland Integrated Security Systems, Inc. do not provide for indemnification of officers, directors, employees and agents of the company. However, under Section 850(1) of Chapter 607 of Florida Revised Statutes, a corporation may indemnify its officers, directors, employees and agents under certain circumstances, including indemnification of such persons against liability under the Securities Act of 1933, as amended. Those circumstances include that an officer, director, employee or agent may be indemnified if the person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling an issuer pursuant to the foregoing provisions, the opinion of the Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

EXHIBITS

Exhibit Number	Exhibit Description

3.1	Articles of Incorporation Homeland Integrated Security Systems, Inc.*
3.2	Articles of Incorporation for BBI Computer Solutions, Inc.*
3.3	Articles of Incorporation for C2 of N.C., Inc.*
3.4	Articles of Organization for JTT/Scenic Holdings, LLC*
3.5	Amendment to Articles of Incorporation for Homeland Integrated Security Systems, Inc. to increase common shares*
3.6	Amendment to Articles of Incorporation for Homeland Integrated Security Systems, Inc. to authorize Series A Preferred Stock*
3.7	Amendment to Articles of Incorporation for Homeland Integrated Security Systems, Inc. to authorize Series B Preferred Stock*
3.8	Amendment to Articles of Incorporation for Homeland Integrated Security Systems, Inc. to authorize Series C Preferred Stock*
3.9	Amendment to Articles of Incorporation for C2 of N.C., Inc.*
3.10	Bylaws for Homeland Integrated Security Systems, Inc.*
4.1	Form of Stock Certificate*
5.1	Legal Opinion*
10.1	Asset Acquisition Agreement and Plan of Reorganization between Second Colonial Mining and Engineering Services and JTT Homeland Integrated Security Systems*
10.2	Share Acquisition Agreement with BBI Computer Solutions, Inc.*
10.3	Share Acquisition Agreement with C2, Inc.*
10.4	Employment Agreement with Frank Moody*
10.5	Employment Agreement with Fredrick Wicks*
10.6	Employment Agreement with Brian Riley*
10.7	Employment Agreement with Ian Riley*
10.8	Consulting Agreement with A-Z Consulting, Inc.*
10.9	Consulting Agreement with Big Apple Consulting USA, Inc.*
10.10	Authorized Distributor Agreement with Implant Sciences*
10.11	Authorized Distributor Agreement with WM Robots LLC (1)
10.12	Authorized Representative Agreement between BBI Computers and Nextel (1)
10.13	Exclusive Dealer Agreement between Cingular Wireless and BBI Computers*
10.14	Equipment and Prepaid Purchase Agreement between BBI Computes and Cingular Wireless*
10.15	Sales Representative Agreement and Strategic Alliance Agreement with Duke Pro, Inc.*
10.16	Sales Representative Employment Agreement with Barry Bennett*
10.17	Non-Exclusive Commission Agreement with Personal Business Advisors *
10.18	Letter of Understanding with Pro.Sec (1)
10.19	Option Agreement with MJMM Investments, LLC *
10.20	Option Agreement with Management Solutions International, Inc.*
10.21	Option Agreement with A-Z Consulting, Inc.*
10.22	Facilities Lease Agreement for Two Town Square, Suite 245 , Asheville , North Carolina *
10.23	Facilities Lease Agreement for Two Town Square, Suite 249 , Asheville , North Carolina *
10.24	Facilities Lease Agreement for 1630 D Spartanburg Highway , Hendersonville , North Carolina *
10.25	Facilities Lease Agreement for 600 North Main Street , Hendersonville , North Carolina (1)
10.26	Facilities Lease Agreement for 140-N Airport Road , Arden , North Carolina *
23.1	Consent of John Hanzel, Esq. (Included in exhibit 5.1)*
23.2	Consent of Traci J. Anderson, C.P.A.*

*	Filed herewith.
(1)  To be provided.

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1.	To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

•	Include any prospectus required by Section 10(a)(3) of the securities Act of 1933.
•
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

•	Include any additional or changed material information on the plan of distribution.

2.
That, for determining liability under the Securities Act of 1933, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.	To file a post-effective amendment to remove from registration any of the securities that remains unsold at the end of the offering.

4.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

5.
In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred and paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing of Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Asheville, North Carolina on December 2, 2005.

Homeland Integrated Security Systems, Inc.

/s/ Frank A. Moody, II
By: Frank A. Moody, II
Title: President and CEO, Director
                                                            Present Chief Financial Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the date stated.

/s/ Frank A. Moody, II
By: Frank A. Moody, II
Title: President and CEO, Director
Date: December 2, 2005

/s/ Brian Riley
By:  Brian Riley
Title: Chief Information Officer, Director
Date: December 2, 2005

/s/ J. Ian Riley
By: J. Ian Riley
Title: Chief Technology Officer, Director
                                                            Date: December 2, 2005

/s/ Fredrick W. Wicks
By: Fredrick W. Wicks
Title: Chief Operating Officer, Director
Date: December 2, 2005

/s/ Chris Panel
By: Chris Panel
Title: Director
Date: December 2, 2005